UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Avid Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 21, 2011

Dear Stockholder,

        I am pleased to invite you to attend the 2011 Annual Meeting of Stockholders of Avid Technology, Inc. The annual meeting will be held on Friday, June 10, 2011, at 8:00 a.m., local time, at our headquarters at 75 Network Drive, Burlington, Massachusetts.

        You will find information regarding the business to be conducted at the annual meeting in our notice of annual meeting and proxy statement. We make our proxy materials, including our annual report to stockholders, available over the Internet. Most stockholders will receive a notice of the Internet availability of the proxy materials instead of a printed copy. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email.

        Your vote is especially important because if your shares are held by a broker, your broker cannot vote your shares for non-routine matters, including the election of directors and the advisory votes on executive compensation unless you provide voting instructions. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on the election of directors and for the advisory votes on executive compensation. This will ensure that your shares are counted with respect to these matters.

        Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the annual meeting, we hope that you will submit your vote by proxy as soon as possible. If you received a notice of Internet availability, you may submit your vote by proxy over the Internet. Alternatively, if you received a printed copy of the proxy materials (including a proxy card), you may submit your proxy vote by mail. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.

        On behalf of the board of directors, I would like to express our appreciation for your interest in our company. I look forward to greeting many of you at the annual meeting.

                        Sincerely,

                        Gary G. Greenfield
                         Chairman and Chief Executive Officer

AVID TECHNOLOGY, INC.

75 Network Drive
Burlington, MA 01803

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date	Friday, June 10, 2011
Time	8:00 a.m., local time
Location	75 Network Drive Burlington, Massachusetts 01803
Proposals	(1) To elect three Class III Directors to serve for three-year terms.
(2) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
(3) To approve an advisory vote on executive compensation.
(4) To approve an advisory vote on the frequency of future executive compensation advisory votes.
Consideration will also be given to such other business as may properly come before the meeting or any adjournment thereof.
Board Recommendations
Our board of directors recommends that stockholders vote FOR each of proposals one, two and three and recommends that stockholders vote to hold an advisory vote on executive compensation every three years.
Record Date	Only stockholders as of the close of business on April 11, 2011 are entitled to notice of, and to vote at, the annual meeting.

By Order of our Board of Directors,

Paige Parisi Corporate Secretary
Burlington, Massachusetts April 21, 2011

i

AVID TECHNOLOGY, INC.

75 Network Drive
Burlington, Massachusetts 01803

PROXY STATEMENT

ANNUAL MEETING JUNE 10, 2011

 INFORMATION ABOUT PROXY MATERIALS, THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

        We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail or electronic copies to you by email, in connection with the solicitation of proxies by our board of directors for use at our 2011 Annual Meeting of Stockholders to be held on Friday, June 10, 2011 at 8:00 a.m., local time, and at any postponement(s) or adjournment(s) of the annual meeting. The annual meeting will be held at our headquarters at 75 Network Drive, Burlington, Massachusetts. References in this proxy statement to "we," "us," our "company" or "Avid" refer to Avid Technology, Inc. and its consolidated subsidiaries.

What is included in these materials?

        These materials include:

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  this proxy statement (including the Notice of 2011 Annual Meeting of Stockholders); and

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  our 2010 Annual Report to Stockholders for the year ended December 31, 2010.

        If you requested a printed version of these materials by mail or electronic copy by email, these materials also include a proxy card.

What items will be voted on at the Annual Meeting?

        Stockholders will vote on the following items at the annual meeting:

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  the election to the board of directors of the three nominees named in this proxy statement (Proposal No. 1);

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  ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 (Proposal No. 2);

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  an advisory vote on executive compensation (Proposal No. 3); and

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  an advisory vote on the frequency of future executive compensation advisory votes (Proposal No. 4).

        We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.

What are the voting recommendations of the board of directors?

        The board recommends that you vote your shares:

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  "FOR" each of the three nominees to the board of directors (Proposal No. 1);

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  "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 (Proposal No. 2);

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  "FOR" the advisory vote on executive compensation (Proposal No. 3); and

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  "FOR" a frequency of every three years for future advisory votes on executive compensation (Proposal No. 4).

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials or a copy of the Annual Report on Form 10-K?

        Some brokers or custodians practice "householding" whereby they provide a single copy of proxy materials to multiple stockholders sharing the same household. If you have received proxy materials on a household basis, we will deliver an additional copy of the proxy materials at no charge upon request to: Avid, 75 Network Drive, Burlington, Massachusetts 01803, Attn: Director of Investor Relations, telephone: (978) 640-3346. If you are receiving proxy materials on a household basis and wish to discontinue doing so, or if you would like to begin receiving proxy materials on a household basis, you should contact your bank or custodian, or you may contact us as described above.

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, including financial statements and schedules, but excluding exhibits, will be furnished without charge to any stockholder upon request to: Avid Technology, Inc., 75 Network Drive, Burlington, Massachusetts 01803, Attn: Director of Investor Relations, telephone: (978) 640-3346. Exhibits will be provided upon written request and payment of an appropriate processing fee.

How can I get electronic access to the proxy materials?

        Our proxy materials are available over the Internet. Most of our stockholders will receive a notice of the Internet availability of our proxy materials in lieu of a printed copy of such proxy materials. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email. It also includes instructions on how stockholders may elect to receive future proxy materials in printed form by mail or electronically by email.

Who may vote at the Annual Meeting?

        Only stockholders of record as of the close of business on April 11, 2011, the record date, are entitled to receive notice of, to attend and to vote at the annual meeting. As of the record date, there were 38,386,747 shares of our common stock, $0.01 par value per share, issued and outstanding. Stockholders are entitled to one vote per share.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

        In certain sections of this proxy statement, we distinguish between stockholders of record and beneficial owners. Most of our stockholders are beneficial owners of shares held in street name.

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  Stockholders of Record.  If your shares are held in your name with our transfer agent, Computershare Investor Services, you are considered the "stockholder of record" of those shares. As a stockholder of record, you will receive the notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials directly from us.

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  Beneficial Owners of Shares Held in Street Name.  If your shares are held in a brokerage account or by another custodian, you are considered the "beneficial owner" of those shares and the shares are held in "street name" by the broker or custodian, which is the stockholder of record. As a beneficial owner, your broker or custodian will forward to you the notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials.

 How do I vote?

        There are three ways to vote your shares:

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  Over the Internet.  You may submit your vote over the Internet any time prior to 11:59 p.m., local time, on June 9, 2011 by following the instructions on the notice or proxy card.

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  By Mail.  If you receive a printed copy of the proxy materials (including a proxy card) by mail, you may submit your vote by mail by following the instructions on the proxy card. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed valid and counted.

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  In Person.  All stockholders of record may vote in person at the annual meeting. We will give you a ballot when you arrive. Please note, however, that if you are a beneficial owner of shares held in street name, in order to vote your shares in person at the annual meeting, you must obtain a legal proxy from the stockholder of record (which is your broker or custodian) that authorizes you to do so.

        If you receive more than one notice of Internet availability or multiple printed copies of the proxy materials (including multiple proxy cards), in order to vote all of your shares by proxy, you must separately vote over the Internet the shares represented by each notice or complete and return each proxy card. You may receive multiple copies of the notice or proxy materials if, for example, you hold shares in more than one brokerage account or you are a stockholder of record and hold shares registered in more than one name.

What is the quorum requirement for the Annual Meeting?

        The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the annual meeting constitute a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How are proxies voted?

        All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

What happens if I do not return my proxy?

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  Stockholders of Record.  If you are a stockholder of record and you do not vote over the Internet, by mailing your proxy card or in person at the annual meeting, your shares will not be voted.

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  Beneficial Owners of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name and do not vote over the Internet, by mailing your proxy card or by proxy at the annual meeting, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a "broker non-vote." A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instruction.

 What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?

        If you sign and return a proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our board of directors.

Which ballot measures are considered "routine" or "non-routine"?

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  Election of Directors (Proposal No. 1).  The election of directors is considered a non-routine matter under applicable rules.

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  Ratification of the appointment of Ernst & Young LLP (Proposal No. 2).  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 is considered a routine matter under applicable rules.

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  Advisory Vote on Executive Compensation (Proposal No. 3).  The advisory vote on executive compensation is considered a non-routine matter under applicable rules.

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  Advisory Vote on the Holding of Executive Compensation Advisory Votes (Proposal No. 4).  The advisory vote on the frequency of future executive compensation advisory votes is considered a non-routine matter under applicable rules.

What is the voting requirement to approve each of the proposals?

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  Election of Directors (Proposal No. 1).  To be elected, directors must receive a majority of the votes cast (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Prior to the election, each director nominee delivered to the board of directors an irrevocable resignation that will become effective if (i) he or she does not receive a majority of the votes cast (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election) and (ii) within 90 days following certification of the stockholder vote, the board determines to accept such resignation in accordance with our corporate governance guidelines. We will publicly disclose any such decision by the board of directors with regard to any director's resignation.

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  Other Matters.  Under our company by-laws, the affirmative vote of the holders of a majority of the votes cast will be required for: approval of the ratification of the selection of the independent registered public accounting firm (Proposal 2); approval of the advisory vote on executive compensation (Proposal 3); and approval of one of the three frequency options (one year, two years or three years) under the advisory vote on the frequency of future executive compensation advisory votes (Proposal 4). With respect to Proposal 4, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option receiving the highest number of votes cast by stockholders to be the option approved by stockholders.

How are abstentions and broker non-votes treated?

        Abstentions and broker non-votes will not be counted as shares voting on any proposal. Assuming the presence of a quorum, abstentions and broker non-votes will not affect the voting on any of the proposals under consideration by stockholders. Abstentions and broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

Can I change my vote after I have voted?

        If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary, or voting in person at the annual meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the annual meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.

Who will serve as the inspector of election?

        Our Director of Investor Relations will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we are required to file with the Securities and Exchange Commission, or SEC, by June 16, 2011.

Who is paying for the cost of this proxy solicitation?

        We will bear all costs for this solicitation of proxies. Our directors, officers and employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. We are requesting that brokers and custodians forward the notice of Internet availability or, as applicable, printed copies of the proxy materials to stockholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.

What is the deadline to propose actions for consideration at the 2012 Annual Meeting of Stockholders?

        Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. A proposal that a stockholder would like included in our proxy statement for our 2012 Annual Meeting of Stockholders must satisfy all applicable requirements of Rule 14a-8 and must be received by our Corporate Secretary at our principal offices in Burlington, Massachusetts, no later than December 23, 2011.

        If a stockholder intends to present a proposal at our 2012 annual meeting, but not include that proposal in our proxy statement, the proposal must be submitted to our Corporate Secretary at our principal offices in Burlington, Massachusetts, no later than March 22, 2012, or 60 days before the date of our 2012 annual meeting, whichever is later. We have not yet set a date for our 2012 annual meeting; however, if our 2012 annual meeting is held on June 10, 2012 (the anniversary of our 2011 annual meeting), the deadline for delivery of a proposal would be April 11, 2012.

DIRECTORS

        Set forth below is information regarding each nominee and each continuing director, including their ages as of April 15, 2011 and information about their specific experience, qualifications, attributes or skills that led the board of directors to conclude that he or she should serve as a director of Avid. There are no family relationships among any of our directors and executive officers.

Nominees for Director for the Three-Year Term That Will Expire in 2014

Class III Directors (Current terms expire at our 2011 annual meeting)

        Elizabeth M. Daley, 68, became a director in February 2005. Dr. Daley has been Dean of the School of Cinematic Arts at the University of Southern California since 1991. Dr. Daley brings an excellent perspective on our business through the experience she has with our customer base, including insights into industry trends gleaned in her capacity as the dean of a major U.S. film school.

        Youngme E. Moon, 46, became a director in September 2005. Dr. Moon has been Senior Associate Dean and Chair, MBA Program since August 2010 and the Donald K. David Professor of Business Administration at Harvard Business School since July 2008, having joined the faculty in June 1998. Prior to that, Dr. Moon was a professor at the Massachusetts Institute of Technology. Dr. Moon also serves on the Board of Governors of the American Red Cross. Dr. Moon's expertise in innovative consumer and other marketing strategies, in addition to her other business insights, adds significant value to board discussions.

        David B. Mullen, 60, became a director in July 2009. Mr. Mullen is currently an independent consultant. From 2002 until January 2010, he was Executive Vice President and Chief Financial Officer of NAVTEQ (formerly Navigation Technologies), a provider of digital map data for in-vehicle, portable, wireless and enterprise solutions. Mr. Mullen currently serves as a director of eLoyalty Corporation. Our board of directors values Mr. Mullen's extensive financial expertise and experience as a chief financial officer of four public companies, as well as his accomplished history of working with global, public companies in the technology industry.

Continuing Directors

Class I Directors (Terms to expire at our 2012 annual meeting)

        George H. Billings, 60, became a director in March 2004. Mr. Billings has been the President of Billings & Co., a management consulting firm focused on the wireless communications and related industries, since 1987. Mr. Billings has also served as Chief Operating Officer and Chief Executive Officer of Silicon Wireless, Ltd.; Chief Operating Officer and Vice Chairman of Radio Movil Digital Americas, Inc.; General Manager of the Washington-Baltimore Cellular Telephone Company Partnership (d/b/a Cellular One); and Vice President of Corporate Development of the Communications Satellite Corporation. Mr. Billings contributes diversified skills to our board through his extensive financial, management and operational experience. He has also made extensive contributions as a director and chair of the audit committee, including through his collaboration with our independent auditors and senior management team.

        Nancy Hawthorne, 59, became a director in October 1997 and our Lead Director in January 2008. Ms. Hawthorne has served as Chair and Chief Executive Officer of Clerestory, LLC, a financial advisory and investment firm, since August 2001. Previously, Ms. Hawthorne served as Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management; and as Chief Financial Officer and Treasurer of Continental Cablevision. Ms. Hawthorne also serves as a director of the Metropolitan Series Fund, Inc. Having served on our board for over thirteen years, Ms. Hawthorne has gained significant knowledge of our business. Ms. Hawthorne's financial management and outside board experience enhance her contributions to our board. Ms. Hawthorne also offers a unique perspective, having served as interim Chief Executive Officer of Avid from July to December 2007.

        John H. Park, 43, became a director in June 2007. Mr. Park has been a partner of Blum Capital Partners, L.P., a private equity firm, since May 2004. Prior to joining Blum Capital Partners, Mr. Park spent 11 years with Columbia Wanger Asset Management, L.P., where he was a partner and the Portfolio Manager of the Columbia Acorn Select Fund and a Co-Portfolio Manager of the Columbia Acorn Fund. Mr. Park also serves as a director of GlenRose Instruments, Inc. Our board of directors benefits from Mr. Park's demonstrated business acumen gained through extensive private equity and fund investment experience, experience on other public company boards of directors and participation in corporate turn-around efforts. We also benefit from the stockholder perspective he lends as a partner of Blum Capital Partners, L.P., an Avid investor.

Class II Directors (Terms to expire at our 2013 annual meeting)

        Robert M. Bakish, 47, became a director in October 2009. Mr. Bakish has served as the President and Chief Executive Officer of Viacom International Media Networks, a division of Viacom Inc., a global entertainment content company, since January 2011. Mr. Bakish is also Chairman of the Board of Viacom 18 (Viacom's Indian joint venture) and serves on the boards of Viacom's joint ventures with BSkyB and Telecom Italia Media. From January 2007 to January 2011, Mr. Bakish served as the President of MTV Networks International, another division of Viacom. From July 2004 to January 2007, Mr. Bakish was Executive Vice President, Operations, of Viacom Enterprises, a subsidiary of Viacom. Prior to that, he served as MTV Networks' Executive Vice President and Chief Operating Officer, Advertising Sales and was Chairman of the Cable Television Advertising Bureau. Previously, Mr. Bakish was a partner with Booz Allen & Hamilton in its Media and Entertainment practice. We value the unique insights Mr. Bakish provides to the board relative to the challenges, opportunities and operations of the broadcast industry, as well as his expertise in strategic planning and business development.

        Gary G. Greenfield, 56, our Chairman, President and Chief Executive Officer, joined Avid in December 2007. From December 2003 to December, 2007, Mr. Greenfield served as Chief Executive Officer of GXS, Inc., a provider of business-to-business integration, synchronization and collaboration solutions. During the same period, he also served as an Operating Partner with Francisco Partners, a technology-focused private equity firm. From 2002 to 2003, Mr. Greenfield served as Chief Executive Officer of Peregrine Systems, Inc., an infrastructure management software company, and prior to that, as President and Chief Executive Officer of Merant PLC, a provider of software solutions for enterprise change management. Mr. Greenfield also serves as a director of Novell, Inc. and Vocus, Inc. Mr. Greenfield has a proven track record of strong leadership, business skill and operational experience. These qualities were particularly valued in connection with the transformation strategy he has implemented in our business.

        Louis Hernandez, Jr., 44, became a director in February 2008. Mr. Hernandez is Chairman and Chief Executive Officer of Open Solutions Inc., a provider of enterprise-wide enabling technologies for the financial services marketplace, positions he has held since 2000 and 1999, respectively. Previously, Mr. Hernandez served as Executive Vice President and Chief Financial Officer of RoweCom Inc., an electronic commerce software vendor. Prior to joining RoweCom, Mr. Hernandez served as the Chief Financial Officer and Corporate Secretary of U.S. Medical Instruments, Inc. and worked in the business and advisory services group of Price Waterhouse LLP. Mr. Hernandez also serves as a director of Unica Corporation, HSBC North America Holdings Inc., HSBC USA Inc. and HSBC Bank USA, N.A. We value the perspective Mr. Hernandez brings to the board of directors as a Chief Executive Officer of a technology company. He is also widely recognized as a leader and innovator in the technology industry.

DIRECTOR COMPENSATION

        Our company uses a combination of cash and equity-based compensation to attract and retain individuals to serve on our board of directors. We only compensate outside directors for their service on our board of directors. An outside director is a member of our board of directors who is not:

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  an employee of our company or any subsidiary of our company;

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  a significant stockholder, meaning the beneficial owner of 10% or more of our outstanding common stock; or

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  a stockholder, member or partner of a significant stockholder.

        Gary G. Greenfield, our Chairman, President and Chief Executive Officer, and John H. Park, a partner of a significant stockholder of our company, are not outside directors and, therefore, do not receive any compensation for their service on our board of directors.

Cash Compensation for Outside Directors

        Our outside directors are paid the following cash compensation for their service:

	Lead Director		Chair		Other Members
	Retainer	Meeting	Retainer	Meeting	Retainer	Meeting
Board of Directors	$75,000	$6,000	—	—	$45,000	$3,000
Audit Committee	—	—	$25,000	$6,000	$7,500	$3,000
Compensation Committee	—	—	$15,000	$6,000	$5,000	$3,000
Nominating and Governance Committee	—	—	$15,000	$6,000	$5,000	$3,000
Strategy Committee	—	—	—	$500	—	$500

        With the exception of the strategy committee, the amounts listed above were set in February 2008 and took effect on July 1, 2008. Our compensation committee met in February 2010 to review compensation for our outside directors. The compensation committee reviewed third-party survey data, including the 2010 Avid Peer Group and published survey sources. After reviewing the compensation information, our compensation committee concluded that the outside directors' cash and equity compensation was competitive. For more information on the Avid Peer Group, see the section of our Compensation Discussion and Analysis entitled Other Considerations—Role of Peer Group, Survey Data and Benchmarking.

        In June 2009, our board of directors established a strategy committee and set the compensation for the strategy committee members as $500 per meeting attended with no annual retainer.

        In February 2011, our board of directors approved a special one-time cash award for Ms. Hawthorne and Mr. Billings in the amount of $100,000 and $75,000, respectively, in recognition of the long-term service of Ms. Hawthorne and Mr. Billings as members of our board of directors.

Equity Compensation for Outside Directors

        In addition to the cash compensation described above, outside directors are entitled to receive equity compensation. Effective May 21, 2008, the date our stockholders approved our Amended and Restated 2005 Stock Incentive Plan, all equity compensation awarded to outside directors is granted under our Amended and Restated 2005 Stock Incentive Plan. Our board of directors reviews equity compensation for outside directors annually. Previously, outside directors received equity compensation under our 1993 Director Stock Option Plan, as amended, or our 2005 Stock Incentive Plan, as amended.

        Under our Amended and Restated 2005 Stock Incentive Plan, each outside director is entitled to receive equity compensation subject to the following limits:

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  upon election to our board of directors, an option for up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of common stock; and

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  annually on the date of our annual meeting, if the outside director has served a minimum of six months on our board of directors, an option for up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of common stock.

In each case, an outside director may receive a combination of awards so long as the total number of shares subject to the aggregate award does not exceed 15,000 shares of common stock, with each share of common stock subject to a restricted stock award or a restricted stock unit award considered two shares of common stock for the purpose of this limitation.

        Grants of options to outside directors are at an exercise price per share equal to the closing price of our common stock on NASDAQ on the grant date. Grants of options to outside directors upon their initial election to our board of directors vest in full twelve months from the grant date. Annual grants of options to outside directors vest in full on the earlier of twelve months from the grant date or the business day prior to the date of the next annual meeting of stockholders following the grant date, unless otherwise specified in the applicable option agreement. Awards of restricted stock and restricted stock units to our outside directors upon their initial election to our board of directors vest in full twelve months from the grant date. Annual awards of restricted stock and restricted stock units to our outside directors vest in full on the earlier of twelve months from the grant date or the business day prior to the date of the next annual meeting of stockholders following the grant date. Options granted under our 1993 Director Stock Option Plan, as amended, have a term of six years, those granted under our 2005 Stock Incentive Plan have a term of ten years, and those granted under our Amended and Restated 2005 Stock Incentive Plan have a term of seven years.

        In 2010, we granted each of our outside directors under our Amended and Restated 2005 Stock Incentive Plan:

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  2,000 restricted stock units, and

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  an option to purchase 7,000 shares of common stock at an exercise price of $14.69, equal to the closing price of our common stock on NASDAQ on the grant date, May 4, 2010.

Stock Ownership Requirements for Outside Directors

        Stock ownership requirements for our outside directors were adopted by our board of directors and became effective on May 24, 2006 to further align the interests of our outside directors with those of our stockholders. The compensation structure for our board of directors has changed since May 2006 and in December 2010, our board of directors revised these requirements to reflect such changes and to make the requirements more consistent with the stock ownership requirements for our executive officers. Under the requirements, our outside directors are expected to hold at least 18,000 shares of common stock within three years of becoming an outside director.

        For purposes of these requirements, stock ownership includes:

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  stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;

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  shares held in a trust for the economic benefit of the outside director or his or her spouse or children;

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  restricted stock and restricted stock units; and

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  shares underlying fully-vested options.

        All of our outside directors who have served on our board for three years have met our stock ownership requirements. See the section of this proxy statement entitled Security Ownership of Certain Beneficial Owners and Management for more detailed information on the beneficial ownership of our directors.

Non-Qualified Deferred Compensation for Outside Directors

        Our outside directors are eligible to participate in our non-qualified deferred compensation plan, which was established to provide participants with the opportunity to defer the receipt of all or a portion of their director fees. Only one of our directors currently participates in our plan. See the section of this proxy statement entitled Non-Qualified Deferred Compensation for a discussion of our non-qualified deferred compensation plan.

 DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2010

        The following table sets forth a summary of the compensation we paid to our directors for service on our board in 2010. Mr. Greenfield is a Named Executive Officer and, for this reason, is not listed in the following table and does not receive compensation for his services on our board. All of Mr. Greenfield's compensation information for 2010 is reported in the Summary Compensation Table in the "Executive Compensation" section below.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Restricted Stock Unit Awards(3)	Total
Robert M. Bakish	$ 92,000	$41,968	$29,360	$163,328
George H. Billings	$153,000	$41,968	$29,360	$224,328
Elizabeth M. Daley	$100,500	$41,968	$29,360	$171,828
Nancy Hawthorne	$176,000	$41,968	$29,360	$247,328
Louis Hernandez, Jr.	$ 95,000	$41,968	$29,360	$166,328
Youngme E. Moon	$ 80,000	$41,968	$29,360	$151,328
David B. Mullen	$100,500	$41,968	$29,360	$171,828
John H. Park(4)	—	—	—	—

(1)
For purposes of determining outside director compensation, the term of office for outside directors begins in July and ends the following July, which period does not coincide with our January through December fiscal year. Cash amounts included in the table above represent the portion of the annual board/committee member fees and board/committee chair fees earned during our 2010 fiscal year. See Additional Information about Fees Earned or Paid in Cash in Fiscal Year 2010 below.

(2)
The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, of options granted to each of our outside directors in 2010. The grant date fair value was determined by using the Black-Scholes option pricing model. The options for our outside directors were granted on May 4, 2010. As of December 31, 2010, the outside directors held options for the following number of shares: Mr. Bakish: 14,000, Mr. Billings: 51,000, Dr. Daley: 51,000, Ms. Hawthorne: 70,689, Mr. Hernandez: 24,000, Dr. Moon: 51,000 and Mr. Mullen: 14,000. Please see Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding the assumptions and methodologies used to value these options.

(3)
The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, of restricted stock unit awards granted to each of our outside directors in 2010. The grant date fair value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $14.69, the closing price of our common stock on NASDAQ on the grant date, May 4, 2010 and subtracting $.01 par value per share. As of December 31, 2010, each of the outside directors held 2,000 restricted stock units. Please see Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 regarding the assumptions and methodologies used to value these restricted stock units.

(4)
As noted above, because Mr. Park is a partner of Blum Capital Partners, L.P., a greater than 10% stockholder, Mr. Park is not an outside director and does not receive compensation for his service on our board.

 ADDITIONAL INFORMATION ABOUT FEES EARNED OR PAID IN CASH IN FISCAL YEAR 2010

Name	Annual Retainers	Board/Committee Meeting Fees	Total
Robert M. Bakish(1)	$50,000	$42,000	$ 92,000
George H. Billings(2)	$75,000	$78,000	$153,000
Elizabeth M. Daley(3)	$52,500	$48,000	$100,500
Nancy Hawthorne(4)	$95,000	$81,000	$176,000
Louis Hernandez, Jr.(5)	$50,000	$45,000	$ 95,000
Youngme E. Moon(6)	$50,000	$30,000	$ 80,000
David B. Mullen(7)	$52,500	$48,000	$100,500
John H. Park(8)	—	—	—

(1)
Mr. Bakish served as a member of our Compensation Committee throughout 2010.

(2)
Mr. Billings served as the chair of our audit committee and a member of our nominating and governance committee throughout 2010. Mr. Billings also served as the chair of our strategy committee throughout 2010.

(3)
Dr. Daley served as a member of our audit committee throughout 2010.

(4)
Ms. Hawthorne served as our lead independent director throughout 2010. Ms. Hawthorne also served as the chair of our nominating and governance committee and a member of our compensation committee and strategy committee throughout 2010.

(5)
Mr. Hernandez served as a member of our compensation committee and strategy committee throughout 2010.

(6)
Dr. Moon served as a member of our nominating and governance committee throughout 2010.

(7)
Mr. Mullen served as a member of our audit committee throughout 2010.

(8)
Mr. Park served as the chair of our compensation committee, and a member of our nominating and governance committee throughout 2010 but, as noted above, did not receive any compensation because he is not an outside director.

EXECUTIVE OFFICERS

        Set forth below are the names and ages of each of our executive officers as of April 15, 2011, the position(s) currently held by each person and the principal occupation held by each person for at least the past five years.

Executive Officer	Age	Position(s) with our Company
Gary G. Greenfield	56	Chairman, President and Chief Executive Officer
Kirk E. Arnold	51	Executive Vice President and Chief Operating Officer
Jason Burke	38	Vice President of Finance
Christopher C. Gahagan	47	Senior Vice President of Products and Solutions
Ronald S. Greenberg	53	Senior Vice President of Worldwide Marketing
Glover H. Lawrence	43	Vice President of Corporate Development
Paige Parisi	46	Vice President, General Counsel and Corporate Secretary
Ken Sexton	57	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
James M. Vedda	48	Senior Vice President of Worldwide Sales

        Gary G. Greenfield is our Chairman, President and Chief Executive Officer. Please see the section of this proxy statement entitled Directors for Mr. Greenfield's biography.

        Kirk E. Arnold has served as our Executive Vice President and Chief Operating Officer since July 2009. Prior to that, she served as our Executive Vice President of Customer Operations from July 2008 to July 2009 and our Executive Vice President and General Manager of Professional Video from February 2008 to July 2008. Prior to joining us, Ms. Arnold was Vice Chairman, Chief Executive Officer and President of Keane Inc., a global consulting and outsourcing firm, from January 2007 to June 2007. Prior to that, she was at Fidelity Investments, serving as Executive Vice President of Product, Marketing and Strategy for the Human Resources Outsourcing Group, Fidelity's business process outsourcing unit, from June 2004 to January 2007, and as Senior Vice President of Sales and Market for Fidelity Institutional Retirement Services Company from June 2003 to June 2004. Prior to joining Fidelity, Ms. Arnold served as President and Chief Executive Officer of NerveWire, Inc., a venture-backed information technology services business that she helped launch, from February 2002 to February 2003, and as NerveWire's President and Chief Operating Officer from February 2000 to February 2002.

        Jason Burke has served as our Vice President of Finance since May 2010. Prior to that, he served as Chief Financial Officer of the Business Analytics Division of International Business Machines Corp., or IBM, a computer and technology company, from April 2008 to April 2010, having joined IBM in connection with its acquisition of Cognos, Incorporated, a maker of business intelligence and performance management software. Prior to IBM's acquisition of Cognos, Mr. Burke held several senior finance positions at Cognos from May 2001 to April 2008. Prior to Cognos, Mr. Burke worked for Deloitte & Touche, in their assurance and advisory services group.

        Christopher C. Gahagan has served as our Senior Vice President of Products and Solutions since July 2009. From March 2002 and until the time he joined us, Mr. Gahagan served in various capacities at EMC Corporation, a provider of storage systems, software and services to support information storage and management strategies, most recently as Senior Vice President and General Manager of the Resource Management Software group. Prior to EMC, he held senior management positions at BMC Software, Inc., Sterling Software, Inc., and Spectra Logic Corporation. Mr. Gahagan began his career as a member of the technical staff at Hewlett Packard Company.

        Ronald S. Greenberg has served as our Senior Vice President of Worldwide Marketing since September 2010. Prior to that, he served as Chief Marketing Officer and Senior Vice President of Digital Media for TouchTunes Interactive Networks, Inc., a digital media and music company, from March 2007 to September 2010. Prior to TouchTunes, Mr. Greenberg served as Executive Vice President of Marketing and Business Development for Actimize Inc., a financial services software company, from July 2005 to February 2007. Prior to Actimize, Mr. Greenberg was at Microsoft, Inc., as General Manager of Enterprise and Partner Marketing, and at IBM, where he held several successive roles, including Vice President of Global Industries Marketing and Vice President of Marketing for Asia Pacific, based in Tokyo.

        Glover H. Lawrence has served as our Vice President of Corporate Development since August 2008. Prior to joining us, Mr. Lawrence was a Managing Director and co-founder of McNamee Lawrence and Co., an investment banking advisory firm, from March 2002 to December 2007. Prior to that, he was a Managing Director with the Oracle Venture Fund. Mr. Lawrence began his career at Morgan Stanley & Co. working in New York and Tokyo, followed by several years with the technology investment banking firm Hambrecht & Quist.

        Paige Parisi has served as our Vice President, General Counsel and Corporate Secretary since May 2006. From June 2003 to May 2006, Ms. Parisi was Corporate Counsel for us. Ms. Parisi also served as our outside counsel while in private practice at WilmerHale. Prior to beginning her law career, Ms. Parisi was a news producer for the CBS Evening News and NBC Nightly News.

        Ken Sexton has served as our Chief Financial Officer since July 2008 and our Executive Vice President and Chief Administrative Officer since January 2008. Prior to joining us, in 2007 Mr. Sexton served as Executive Vice President and Chief Financial Officer of webMethods, Inc., a provider of business integration software solutions. In 2006, he was Executive Vice President and Chief Financial Officer of Infor, Inc., a private software company focused on enterprise resource planning software solutions. From 2004 to 2005, Mr. Sexton was Chief Executive Officer and Chairman of the Board of Axentis, Inc., a privately held provider of enterprise governance, risk and compliance management software. From 2002 to 2004, Mr. Sexton was Executive Vice President and Chief Financial Officer of Peregrine Systems, Inc., an infrastructure management software company. From 1991 to 2002, Mr. Sexton served as Senior Vice President and Chief Financial Officer for Merant PLC and Intersolv Inc., enterprise software companies.

        James M. Vedda has served as our Senior Vice President of Worldwide Sales since February 2011. Prior to joining us, Mr. Vedda served as Vice President of Worldwide Sales for Crossbeam Systems, a provider of network security solution, from June 2007 to February 2011. Prior to Crossbeam, Mr. Vedda was Vice President of the global sales and partner organization for IBM's Information Integration Solutions segment, formerly Ascential Software Corporation (which was acquired by IBM in April 2005), a data integration software company, where Mr. Vedda was Vice President of Worldwide Sales. Mr. Vedda also spent nearly a decade at Parametric Technology Corporation, where he held a number of executive sales positions, including leadership assignments based in Europe, Asia and the U.S.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

        The following table provides information with respect to the beneficial ownership of our common stock by:

  •
  each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  each executive officer named in the Summary Compensation Table; and

  •
  all of our directors and executive officers as a group.

        Except as otherwise noted, information in the following table is as of January 31, 2011. The number of shares beneficially owned by each person or entity is calculated pursuant to rules promulgated by the SEC. Under those rules, a person or entity is considered to beneficially own all shares for which the person or entity has sole or shared voting or investment power, and all shares that the person or entity has the right to acquire within 60 days after January 31, 2011.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1)(2)
5% Stockholders
Blum Capital Partners, L.P.(3)	8,647,761	22.6%
909 Montgomery Street, Suite 400 San Francisco, CA 94133
Royce & Associates, LLC(4)	4,216,748	11.0%
1414 Avenue of the Americas New York, NY 10019
Capital Research Global Investors(5)	3,924,944	10.3%
333 South Hope Street Los Angeles, CA 90071
Dimensional Fund Advisors LP(6)	2,590,582	6.8%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1)(2)
BlackRock, Inc.(7)	2,287,951	6.0%
100 Bellevue Parkway Wilmington, DE 19809
Directors and Officers
Robert M. Bakish(8)	9,000	*
George H. Billings(9)	47,000	*
Elizabeth M. Daley(10)	37,000	*
Nancy Hawthorne(11)	66,689	*
Louis Hernandez, Jr.(12)	19,000	*
Youngme E. Moon(13)	47,000	*
David B. Mullen(14)	9,000	*
John H. Park(15)	8,650,384	22.7%
Gary G. Greenfield(16)	196,374	*
Kirk E. Arnold(17)	87,049	*
Ronald S. Greenberg	—	—
Paige Parisi(18)	60,221	*
Ken Sexton(19)	102,502	*
All directors and executive officers as a group (17 people)(20)	9,368,866	24.2%

*
Less than 1%

(1)
The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person or entity has sole voting or dispositive power with respect to the shares identified as being beneficially owned by that person or entity.

(2)
Percentage ownership calculations are based on 38,186,924 shares of common stock outstanding as of January 31, 2011. Any shares that a person or entity has the right to acquire within 60 days after January 31, 2011 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity.

(3)
Beneficial ownership as of December 31, 2010, as reported in a Form 4 Statement of Changes in Beneficial Ownership of Securities filed with the SEC on January 4, 2011 by Blum Capital Partners, L.P. ("Blum LP"), Richard C. Blum & Associates, Inc. ("RCBA Inc."), Blum Strategic GP III, L.L.C. ("Blum GP III"), Blum Strategic GP IV, L.L.C. ("Blum GP IV"), and Saddlepoint Partners GP, L.L.C. ("Saddlepoint GP") (collectively, the "Blum Reporting Persons"). The Blum Reporting Persons beneficially own the following:

  •
  94,026 shares directly owned by Blum LP. These shares may be deemed to be indirectly owned by RCBA Inc., the general partner of Blum LP. RCBA Inc. disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

  •
  124,020 shares directly owned by BK Capital Partners IV, L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of BK Capital Partners IV, L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

  •
  337,161 shares directly owned by Stinson Capital Partners, L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of Stinson Capital Partners, L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

  •
  244,411 shares directly owned by Stinson Capital Partners C, L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of Stinson Capital Partners C, L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    415,720 shares directly owned by Stinson Capital Partners L, L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of Stinson Capital Partners L, L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    345,185 shares directly owned by Stinson Capital Partners (QP), L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of Stinson Capital Partners (QP), L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    4,100,000 shares directly owned by Blum Strategic Partners III, L.P. These shares may be deemed to be indirectly owned by (i) Blum Strategic GP III, L.P. ("Blum GP III LP"), the general partner of Blum Strategic Partners III, L.P. and (ii) Blum GP III, the general partner of Blum GP III LP. Blum GP III LP and Blum GP III disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    2,987,238 shares directly owned by Blum Strategic Partners IV, L.P. These shares may be deemed to be indirectly owned by (i) Blum Strategic GP IV, L.P. ("Blum GP IV LP"), the general partner of Blum Strategic Partners IV, L.P. and (ii) Blum GP IV, the general partner of Blum GP IV LP. Blum GP IV LP and Blum GP IV disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

  Voting and investment power concerning the above shares are held solely by Blum LP, Blum GP III, Blum GP IV and Saddlepoint GP.

(4)
Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on January 11, 2011 by Royce & Associates, LLC ("Royce"). Royce Value Plus Fund, an investment company managed by Royce, beneficially owns 2,612,672 of the shares.

(5)
Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 11, 2011 by Capital Research Global Investors ("Capital Research"). The shares are held by various investment companies for which Capital Research acts as investment advisor. As of December 31, 2010, Capital Research held more than 1,906,800 of the shares on behalf of its client SMALLCAP World Fund, Inc. Capital Research disclaims beneficial ownership of the shares.

(6)
Beneficial ownership as of December 31, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 11, 2011 by Dimensional Fund Advisors LP ("Dimensional"). The shares are owned by four investment companies to which Dimensional furnishes investment advice and certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional has sole voting power with respect to 2,517,371 of the shares, but sole dispositive power with respect to all of the shares. Dimensional disclaims beneficial ownership of the shares.

(7)
Beneficial ownership as of December 31, 2010, as reported on a Schedule 13G filed with the SEC on February 2, 2011 by BlackRock Inc. The shares were beneficially owned by the following subsidiaries of BlackRock Inc.: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Asset Management Ireland Limited; and BlackRock International Ltd.

(8)
Includes 7,000 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(9)
Includes 44,000 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(10)
Includes 34,000 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(11)
Includes 63,689 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(12)
Includes 17,000 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(13)
Includes 44,000 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(14)
Includes 7,000 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(15)
Consists of shares beneficially owned by the Blum Reporting Persons (see footnote (3) above) and 2,623 shares held directly by Mr. Park. Mr. Park is a partner of Blum Capital Partners, L.P. Mr. Park disclaims beneficial ownership of the shares held by the Blum Reporting Persons, except to the extent of his proportionate pecuniary interest in those shares.

(16)
Includes 25,000 shares of restricted common stock that are subject to a repurchase right held by our company and 118,750 shares issuable upon the exercise of stock options.

(17)
Includes 59,688 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(18)
Includes 55,285 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(19)
Includes 56,250 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(20)
Includes 25,000 shares of restricted common stock that are subject to a repurchase right held by our company and 561,870 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that, with the following exception, all filing requirements of Section 16(a) were satisfied with respect to the year ended December 31, 2010: one transaction on a Form 4 was inadvertently not timely reported on behalf of Glover Lawrence. The error was discovered and the Form 4 was filed two days after the due date. The transaction involved the sale of 472 shares of common stock on February 2, 2010.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Consents

        During 2010, our board of directors met eight times and acted by written consent three times. Each director was present for at least 75% of the aggregate number of board meetings and meetings held by all committees on which that director then served. All of our then-serving directors attended our 2010 annual meeting.

Board Committees

Audit	Compensation	Nominating and Governance	Strategy
George H. Billings, Chair	John H. Park, Chair	Nancy Hawthorne, Chair	George H. Billings, Chair
Elizabeth M. Daley	Robert M. Bakish	George H. Billings	Nancy Hawthorne
David B. Mullen	Nancy Hawthorne	Youngme E. Moon	Louis Hernandez, Jr.
	Louis Hernandez, Jr.	John H. Park

        Our board of directors has a standing audit committee, compensation committee, nominating and governance committee and strategy committee. With the exception of the strategy committee, each committee operates under a charter that has been approved by our board of directors. Each committee reviews its charter periodically and recommends any proposed revisions to our board of directors for approval. The audit committee charter was last revised in December 2010, the compensation committee charter was last revised in May 2007, and the nominating and governance committee charter was last revised in May 2010. A copy of each committee's charter can be accessed from the corporate governance page in the investor relations section of our website at www.avid.com. Members of each committee are generally elected by our board of directors upon recommendation from our nominating and governance committee. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to compensate them for their services.

        Our board of directors has determined that, with the exception of Mr. Greenfield, each of our current directors is an independent director as defined under NASDAQ rules. Additionally, each of the committees is, and at all times during 2010 was, composed of independent directors as defined by the NASDAQ rules.

        Audit Committee.    Our board of directors has determined that each of Messrs. Billings and Mullen is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. In addition, our board of directors has determined that the members of our audit committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards. The committee's responsibilities include:

  •
  appointing, as well as approving the compensation and assessing the independence of, our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including reviewing certain reports required to be made to the audit committee by the independent registered public accounting firm;

  •
  overseeing the work of our internal audit function, including approving the internal audit annual plan submitted by the internal auditing staff;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  reviewing, approving and ratifying related person transactions;

  •
  monitoring our internal controls over financial reporting, disclosure controls and procedures; and

  •
  meeting independently with our internal auditing staff, our independent registered public accounting firm and management.

Our audit committee met eight times during 2010 and acted once by written consent.

        Compensation Committee.    The committee's responsibilities include:

  •
  administering our executive officer compensation program;

  •
  overseeing the development of our compensation plans and policies;

  •
  annually reviewing and approving an appropriate peer group against which executive compensation is compared;

  •
  annually reviewing and approving corporate financial performance goals and individual performance goals relevant to the compensation of our executive officers;

  •
  overseeing performance evaluations of our executive officers;

  •
  administering our equity incentive plans; and

  •
  reviewing and making recommendations to our board of directors with respect to director compensation.

Our compensation committee met six times and acted by written consent two times during 2010.

        Our compensation committee has established a Section 162(m) subcommittee for the purpose of approving compensation matters for which the committee seeks compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Each of the current members of the subcommittee is considered independent for purposes of Section 162(m) of the Internal Revenue Code. The subcommittee met twice and acted by written consent three times in 2010. For more information on the Section 162(m) subcommittee, see the section of our Compensation Discussion and Analysis entitled Other Considerations—Policy With Respect To Tax Deductibility of Executive Compensation.

        Nominating and Governance Committee.    The committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board of directors;

  •
  recommending to our board of directors persons to be nominated for election as directors and to each of the committees of our board of directors;

  •
  developing and recommending to our board of directors corporate governance principles; and

  •
  overseeing an evaluation of our board of directors.

Our nominating and governance committee met twice during 2010.

        Strategy Committee.    The committee's responsibilities include reviewing, evaluating and making recommendations to our board with regard to potential acquisition opportunities and/or the financing thereof. Our strategy committee did not meet in 2010.

Director Nomination Process

        The process followed by our nominating and governance committee to identify and evaluate director candidates consists of reviewing recommendations from members of our board of directors, search firms that we engage from time to time, and others (including stockholders) and evaluating biographical and background information relating to potential candidates.

        In considering whether to recommend a particular candidate for inclusion on our board of directors' slate of recommended director nominees, our nominating and governance committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, age, experience, and commitment to participate as a director, as well as the diversity of our board and conflicts of interest that would impair the candidate's ability to act in the interests of all stockholders. Our nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the nominating and governance committee will review with the board of directors the requisite skills and criteria for new board members as well as the composition of the board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the board. Our nominating and governance committee has not adopted any formal or informal diversity policy and treats diversity as one of the criteria to be considered by the committee. Our nominating and governance committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

        Stockholders may recommend an individual to our nominating and governance committee for consideration as a potential director candidate by submitting the individual's name, together with information regarding the individual's background, qualifications and experience, to the Nominating and Governance Committee, c/o Corporate Secretary, Avid, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.

        Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and governance committee will evaluate stockholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our board of directors decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Board Leadership

        The leadership structure of our board of directors includes our Chairman, Gary Greenfield, who is also our Chief Executive Officer, and our Lead Director, Nancy Hawthorne. Our board of directors determines whether the roles of chairman and chief executive officer should be separated or combined based on its judgment as to the structure that best serves the interests of our company and our stockholders. The board of directors believes that the combined role of chairman and chief executive officer promotes strategy development and execution, and facilitates information flow between management and the board, which are essential for effective governance. Our board believes the combined role of chairman and chief executive officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

        In December 2007, in connection with hiring Mr. Greenfield as our Chief Executive Officer, we combined these roles in the belief that this would facilitate the launch and execution of our corporate transformation strategy by centralizing our leadership. Mr. Greenfield's current employment agreement also includes a provision that the removal or failure to reappoint him as Chairman permits him to terminate his employment for good reason; for a summary of the consequences of a "good reason" termination, see the section of this proxy statement entitled Potential Payments upon Termination Other Than Following a Change-in-Control.

        Our corporate governance guidelines provide for a Lead Director who must be independent and approved by a majority of the independent directors, and who shall:

  •
  consult with the Chairman in preparing the agenda for each meeting of the board of directors and determining the need for special meetings of the board of directors;

  •
  facilitate communications between other members of the board of directors and the Chairman and/or the Chief Executive Officer (however, each director is free to communicate directly with the Chairman and with the Chief Executive Officer);

  •
  provide direct input to the nominating and governance committee with respect to the selection of director nominees; and

  •
  otherwise consult with the Chairman and/or the Chief Executive Officer on matters relating to corporate governance and board performance.

The Board's Role in Risk Oversight

        Risk is an integral part of board of director deliberations throughout the year. Management is responsible for the day-to-day management of risks our company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. Our board oversees an enterprise-wide approach to risk management, designed to improve long-term performance and enhance stockholder value. Annually, our board of directors and management assess the primary operational and strategic risks facing our company, their relative magnitude, and plans for mitigating these risks. The board of directors believes that full and open communication between management and the board are essential for effective risk management and oversight. The board of directors receives regular presentations from senior management on strategic matters involving our operations. The board also holds an annual strategic planning meeting with senior management and other key employees to discuss strategies, key challenges and risks and opportunities for our company.

        While the board of directors oversees the risk management process, our board's committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee focuses on financial risk, including the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee manages risks associated with corporate governance, board organization, membership and structure.

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2010, Robert Bakish, Nancy Hawthorne, Louis Hernandez, Jr. and John H. Park each served on our compensation committee. Ms. Hawthorne served as our interim Chief Executive Officer from

July to December 2007 and as our President in December 2007. None of our executive officers is a member of the compensation committee or a director of another corporation or other entity (or serves an equivalent function for another corporation or other entity) that has an executive officer who serves on our board of directors.

Related Person Transaction Policy

        Our board of directors has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), whom we refer to as "related persons," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," he or she must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our audit committee may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually by the audit committee. As required under rules issued by the SEC, related person transactions that are determined to be directly or indirectly material to our company or a related person are disclosed in our proxy statement.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

  •
  the related person's interest in the transaction;

  •
  the approximate dollar value of the transaction;

  •
  the approximate dollar value of the related person's interest in the transaction;

  •
  whether the transaction was undertaken in the ordinary course of business;

  •
  whether the terms of the transaction are no less favorable to our company than terms that could be reached with an unrelated third party;

  •
  the purpose, and the potential benefits to our company, of the transaction; and

  •
  any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        Our audit committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our company's best interests.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The following report of the compensation committee is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The compensation committee consists of four non-employee directors: Messrs. Bakish, Hernandez and Park and Ms. Hawthorne, each of whom is independent under the applicable NASDAQ and SEC rules. The compensation committee has certain duties and powers as described in its charter adopted by the board of directors. A copy of the charter can be accessed from the corporate governance page in the investor relations section of the company's website at www.avid.com.

        The compensation committee has reviewed and discussed with management the disclosures contained in the following section of this proxy statement, entitled Compensation Discussion and Analysis. Based on this review and discussion, the compensation committee recommended to our board of directors that the section entitled Compensation Discussion and Analysis be included in this proxy statement for our annual meeting.

COMPENSATION COMMITTEE John H. Park, Chair Robert M. Bakish Nancy Hawthorne Louis Hernandez, Jr.

Compensation Discussion and Analysis

        The purpose of this section of our proxy statement is to provide an overview of our executive compensation program, the material decisions we made with respect to each element of our executive compensation program and the material factors that we considered in making those decisions. Throughout this proxy statement, we refer to the following "Named Executive Officers":

Name	Title
Gary G. Greenfield	Chairman, President and Chief Executive Officer
Ken Sexton	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Kirk E. Arnold	Executive Vice President and Chief Operating Officer
Ronald S. Greenberg	Senior Vice President of Worldwide Marketing
Paige Parisi	Vice President, General Counsel and Corporate Secretary

Following this section of the proxy statement, you will find a series of tables containing specific information about the compensation earned or paid in 2010 to our Named Executive Officers.

Executive Summary

        The goal of our executive compensation program is to attract, motivate and retain individuals who have the talent, experience, drive and leadership skills necessary to successfully achieve our goals of sustainable profitable growth and the creation of long-term value for our stockholders. We design our compensation programs to pay our executive officers for performance. We believe our record reflects that we have accomplished this goal. We weight total potential compensation more heavily toward incentive compensation, specifically annual performance-based cash bonuses and long-term equity compensation. We link a majority of long-term incentive equity compensation to financial performance and stock price measures, and this equity will not vest unless we achieve strong financial performance or our stock price increases significantly. We do not offer guaranteed bonuses and we provide very few executive fringe benefits. We do not offer access to company jets, car allowances, personal security, financial planning advice, tax preparation services or club memberships.

        Since July 2008, under the leadership of our Chief Executive Officer, Gary Greenfield, we have been committed to "getting healthy" by becoming a more efficient, innovative and customer-centric company. All of our executive officers have worked diligently through this challenging transformation of our business; however, because our threshold financial targets were not met in 2008 and 2009, we did not pay executive cash bonuses for those years. Additionally, we also did not reset those targets downward during the year in order to increase the probability that bonuses would be paid.

        This past year marked a turning point for our company. As the result of actions taken in 2008 and 2009 to improve our operational efficiency across the entire company, better address our customers' needs and refocus our investments in products and solutions where our innovation adds sustainable value, we gained momentum in our core business and it continued to build during 2010.

        Some of the significant milestones that we achieved in 2010 were as follows:

  •
  2010 revenues increased 7.9% from the prior year, and fourth quarter 2010 revenues increased 11.8% compared to the fourth quarter of 2009, our highest level of year-over-year quarterly growth since the third quarter of 2006;

  •
  we returned to profitability for the full year on a non-GAAP basis, reporting non-GAAP net income of $9.2 million; our GAAP net loss was $37 million for 2010, a $31.4 million improvement from 2009 (non-GAAP net income excludes amortization of intangible assets, stock-based compensation, restructuring and other charges, gains on asset sales, acquisition-related costs and related tax adjustments, collectively totaling $46.2 million);

  •
  our stock price increased 37% during the year from a close of $12.76 on December 31, 2009 to a close of $17.46 on December 31, 2010;

  •
  we launched several major products in 2010, including Media Composer 5, Interplay Media Asset Management, ISIS 5000, and Pro Tools 9; the Pro Tools 9 release was one of the most successful product launches in our history; in the first quarter of Pro Tools 9 availability, we sold more copies than we had in any other Pro Tools software upgrade; in addition, we successfully released over 50 other products; and

  •
  we reduced our annual overall operating expenses by over $80 million since 2008 and 2010 operating cost increased only modestly from 2009, notwithstanding the full-year impact of three acquisitions and the elimination of temporary cost-cutting measures.

        In designing the compensation program for 2010, the compensation committee set a mix among the elements of executive compensation to weight total potential compensation more heavily toward incentive compensation, specifically annual performance-based cash bonuses and long-term equity awards, in accordance with our pay for performance philosophy. The following chart illustrates the mix of base salary, target cash bonus and grant date fair value of long-term equity awards for our Named Executive Officers for 2010:

2010 Average Target Total Compensation Mix
for our Named Executive Officers

        Our compensation decisions are largely driven by an emphasis on our company's performance, individual performance and the philosophy set forth in the following subsection of this Compensation Discussion and Analysis. In 2010, the executive compensation we paid to our executive officers, including our Named Executive Officers, reflected the design of these programs combined with our improved overall financial performance and our progress against non-financial goals during the year. For example, under our annual executive bonus plan, we paid bonuses for the first time in three years. Details of 2010 compensation for our Named Executive Officers, are described below under "Analysis of Elements of Executive Compensation" and in the tables that follow this section.

Executive Compensation Philosophy and Program Design

        To further our goals of sustainable profitable growth and the creation of long-term stockholder value, our compensation committee designs the executive officer compensation program to achieve the following objectives:

  •
  hire, retain and reward the individuals who have the talent, experience, drive and leadership skills necessary to successfully achieve our goals;

  •
  provide incentives for executives to perform at the highest levels;

  •
  link a substantial portion of executive pay to company performance;

  •
  align the short- and long-term interests of our executive officers with those of our stockholders;

  •
  encourage a team-based leadership culture; and

  •
  make certain that each of the components of our program is transparent so that the program is easily understood by our stockholders.

        In order to accomplish these objectives, our compensation committee:

  •
  awards a mix of performance-based and time-based equity, with a greater percentage of the mix being tied to our company's stock price and financial performance;

  •
  sets common company financial performance goals for all executive officers under our annual cash incentive compensation program that focus on achievement of key financial metrics and encourage a team-based culture;

  •
  prior to setting annual compensation, reviews tally sheets for executive officers, which include all components of their compensation: base salary, annual cash incentive compensation, long-term equity incentive compensation, the dollar value to the executive and cost to our company of all perquisites and other personal benefits, and the estimated payout obligations under severance and change-in-control agreements;

  •
  seeks input from our Chief Executive Officer on the performance of all other executive officers; and

  •
  receives reports from its independent compensation consultant on the executive compensation practices of members of a relevant peer group and industry surveys to compare our executive compensation program with market practices.

Risk Analysis of Compensation Policies and Practices

        Our compensation committee believes that our executive compensation program's design promotes the creation of long-term value and discourages behavior that leads to excessive risk. Base salaries are fixed in amount and thus do not encourage risk taking. While annual cash incentive compensation focuses on the achievement of annual goals, using both revenue and operating earnings' metrics provides balanced objectives emphasizing both revenue generation and expense management. In addition, our compensation committee strives to mitigate any potential risk with respect to the annual cash incentive plan by including payout caps ranging from 135%-150% of target compensation under the plan. Moreover, we typically target a substantial portion of compensation provided to executive officers to be in the form of long-term equity awards that help further align their interests with those of our stockholders. For example, in 2010, equity awards that vested over four years or that were tied to stock and/or financial performance metrics accounted for 48% of the target compensation (based upon grant date fair value) for our current executive officers, and salary and cash bonus represented approximately 52%. Our equity incentive awards include different types of equity, including time-based and performance-based options, restricted stock units and restricted stock, which help to diversify the executives' interests and limit the potential value of excessive risk-taking. Furthermore, our executive officers are all subject to stock ownership requirements, described below, which encourage a level of stock ownership that we believe appropriately aligns their interests with those of our stockholders.

Role of our Chief Executive Officer

        Our Chief Executive Officer plays an important role in setting executive officer compensation other than his own. Although he does not have the ability to call compensation committee meetings, our Chief Executive Officer attends most meetings at the invitation of the committee.

        Each year, our Chief Executive Officer, with the assistance of members of our human resources and finance departments, makes a recommendation to our compensation committee regarding base salary, annual cash bonus targets and performance criteria, and the forms and amount of long-term equity incentive compensation for all executive officers other than himself. Our Chief Executive Officer bases this recommendation on our business results for the previous year, each executive officer's individual performance, the criticality of the role of each executive officer, retention, internal equity considerations, and external market data from a peer group of companies and published industry survey data. Upon request from our compensation committee, our Chief Executive Officer also provides input on the types of other benefits, if any, to be offered to executive officers.

        Our Chief Executive Officer does not make a recommendation to our compensation committee regarding his own compensation.

Other Considerations

  Role of our Compensation Consultant

        Each year our compensation committee engages an independent compensation consultant to advise the committee on executive officer and board compensation. Since October 2009, our compensation committee has worked with Pearl Meyer & Partners as its independent compensation consultant. Pearl Meyer acts primarily as an advisor to our compensation committee, but it also works with management on matters presented by management to our compensation committee with the knowledge and consent of our compensation committee. Our compensation committee has the sole authority to hire and fire its compensation consultant. Our company does not retain its own compensation consultant; however, Towers Watson (formerly Watson Wyatt), who previously served as our compensation committee's independent compensation consultant, continues to assist our treasurer with valuations of performance-base equity.

        The nature and scope of the assignments for Pearl Meyer for 2010 and 2011 executive compensation included:

  •
  reviewing our peer group to determine if the group remained appropriate;

  •
  preparing executive compensation pay studies and competitive assessments to compare our executive compensation to our peer group and published industry survey data, addressing the following aspects of executive officer compensation: base salary, short-term incentive compensation and long-term incentive compensation, and mix of pay; and

  •
  in connection with our executive officer change-in-control benefits, calculating any applicable parachute payments and gross-up amounts related to excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

  Role of Peer Group, Survey Data and Benchmarking

        For purposes of comparing our executive compensation program with market practices, our compensation committee, with the assistance of its independent compensation consultant, reviews executive compensation from a peer group of companies, which we refer to as the "Avid Peer Group."

        The Avid Peer Group for purposes of setting 2010 annual executive compensation included the following 13 companies:

Autodesk, Inc.	Parametric Technology Corporation
Cadence Design Systems, Inc.	RealNetworks Inc.
Dolby Laboratories, Inc.	Sybase, Inc.
Imation Corp.	Synopsys, Inc.
Mentor Graphics Corporation	THQ Inc.
National Instruments Corporation	Zoran Corp.
Novell Inc.

        Our compensation committee selected the Avid Peer Group for 2010 based in part on the component companies of the Avid Peer Group for previous years, and sought generally to include companies with similar product and service offerings to our own while also achieving a balance of smaller and larger sized peer companies in terms of market capitalizations and revenue. The companies in the 2010 Avid Peer Group had a median market capitalization as of October 30, 2009 of approximately $1.6 billion, compared to our market capitalization of approximately $447 million, and median annual revenues of approximately $891 million, compared to our revenue of approximately $663 million. The annual revenues of the component companies were determined by tallying each company's publicly available quarterly revenues for the four most recently completed fiscal quarters as of September 30, 2009.

        When setting 2011 annual executive compensation, our compensation committee reviewed and modified the composition of the Avid Peer Group with the goal of increasing the sample size in anticipation of having to remove one or more of the component companies as a result of their being acquired or having market capitalizations or revenues below the desired range for the Avid Peer Group. In October 2010, our compensation committee added Harmonic Inc. and Quantum Corp. due to their similarity to us in product and service offerings, market capitalizations and revenue. The 2011 Avid Peer Group had a median market capitalization of approximately $1.4 billion as of August 2010, compared to our market capitalization of approximately $478 million and median annual revenues of approximately $821 million, compared to approximately $645 million in revenues for us. The annual revenues of the component companies were determined by tallying each company's publicly available quarterly revenues for the four most recently completed fiscal quarters as of June 30, 2010.

        In addition to reviewing the executive compensation practices of companies in the Avid Peer Group, our compensation committee, with the assistance of its independent compensation consultant, also reviews executive compensation from published industry surveys for purposes of comparing our executive compensation program with market practices. When setting 2010 annual executive compensation, our compensation committee reviewed information from The CHiPS Executive and Senior Management Total Compensation Survey, The Radford High Technology Executive Compensation Survey and The Towers Watson Top Management Survey. For 2011 executive compensation, our compensation committee reviewed information from these same surveys. We refer to these surveys collectively as the "published industry survey data."

        When determining 2010 executive compensation, our compensation committee reviewed the executive compensation practices of companies in the Avid Peer Group and the published industry survey data to help ensure that each of our executive officers' base salary, total annual cash compensation and total direct compensation (base salary, annual cash incentive compensation and long-term incentive compensation) were within a reasonably competitive range. This review indicated that certain officers were below the 50th percentile of the 2010 Avid Peer Group and published industry survey data and this became a factor in 2010 executive compensation decisions.

        In July 2010, when reviewing a compensation package in connection with the hiring of Mr. Greenberg, our compensation committee reviewed market data provided by its independent compensation consultant, which was based on published industry survey data.

        When determining 2011 executive compensation, our compensation committee reviewed the executive compensation practices of companies in the 2011 Avid Peer Group and the published industry survey data. This review showed that, on average, our executive officers' target total direct compensation approximated the 60th percentile of the 2011 Avid Peer Group and the published industry survey data. Our compensation committee determined that these levels of direct compensation were appropriate as a significant portion of the total direct compensation was in the form of equity awards that would only vest if we achieved significant improvement in our return on equity and our stock price increased significantly. Our compensation committee believes in tying executive compensation to our financial performance in this way to align the interests of our executive officers with the interests of our stockholders.

        In general, our compensation committee uses specific target percentiles from the Avid Peer Group and published industry survey data as one factor along with the experience, performance levels and potential performance levels of the executive, and changes in duties and responsibilities to set compensation but does not fix any component of executive compensation to any specific percentile of the Avid Peer Group or the published industry survey data. Our compensation committee intends that if an executive achieves the company performance goals determined by the compensation committee, then the executive should have the opportunity to receive compensation that is competitive with industry norms. Therefore, the compensation committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives.

  Policy With Respect To Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 per person on the amount of compensation that a public company may deduct in any year with respect to its chief executive officer and the three most highly compensated named executive officers employed by the company at the end of the year (other than the company's chief financial officer). However, some forms of performance-based compensation are excluded from the $1,000,000 deduction limit if certain requirements are met.

        To qualify as performance-based compensation, the compensation must be approved by a committee where the only persons determining the approval are two or more "outside directors," none of whom has ever been employed by the company or its subsidiaries. All of the members of our compensation committee qualify as outside directors under the Internal Revenue Service, or IRS, definition except Ms. Hawthorne. Although Ms. Hawthorne is an independent director under the applicable NASDAQ and SEC rules, she does not qualify as an outside director under the IRS definition because she served as our interim Chief Executive Officer during 2008. For this reason, our compensation committee established a 162(m) subcommittee in 2008 whose members include all of the members of our compensation committee except Ms. Hawthorne. The 162(m) subcommittee approves all 162(m)-related matters.

        Salaries and time-based restricted stock awards for our Named Executive Officers do not qualify as performance-based compensation. Potential cash bonuses awarded under our performance-based annual cash bonus plan also do not qualify as performance-based compensation because our bonus plan has not been approved by our stockholders. In general, options granted to our Named Executive Officers are intended to qualify as performance-based compensation under section 162(m). In addition, performance-based restricted stock units and restricted stock awards granted to our Named Executive Officers are intended to qualify as performance-based compensation under 162(m) because they are based on pre-determined goals established by our 162(m) subcommittee pursuant to a stockholder-approved stock incentive plan.

        Our compensation committee has not adopted a policy requiring all executive compensation to be fully deductible. However, our compensation committee reviews the potential impact of section 162(m) periodically and, if consistent with its goals of sustainable profitable growth and creation of long-term stockholder value, may seek to structure executive officer compensation to allow deductions under section 162(m). Our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the section 162(m) limitation when it believes these payments are appropriate and in the best interests of our stockholders.

 Analysis of Elements of Executive Compensation

        Our compensation committee administers our executive officer compensation program and our Chief Executive Officer provides recommendations on compensation matters for all executive officers other than himself. Our executive compensation program has four elements:

  •
  base salaries;

  •
  annual performance-based cash bonuses;

  •
  long-term equity awards, which consist of performance-based and time-based stock options, restricted stock units and restricted stock; and

  •
  other benefits.

        The types of compensation provided to our Named Executive Officers are the same as those provided to our other executive officers.

        In setting the mix among these elements of executive compensation, our compensation committee does not target specific allocations, but weights total potential compensation more heavily toward incentive compensation, specifically annual performance-based cash bonuses and long-term equity awards, in accordance with our pay for performance philosophy.

  Base Salary

        Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers, and to provide a reasonable base level of monthly income relative to market-competitive salaries. Consistent with our compensation committee's philosophy of tying executive compensation to our financial performance, our executives receive a relatively small percentage of their overall compensation in the form of base salary. Base salaries for our executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities.

        In the first quarter of 2010, Mr. Greenfield provided our compensation committee with his recommendation regarding base salaries for 2010 for all of our executive officers besides himself. He recommended increases for all executive officers other than those who had recently been hired or promoted. When making these recommendations, he considered individual performance and time in role, as well as the fact that certain executive officers' base salaries were below the 50th percentile of the 2010 Avid Peer Group and the published industry survey data. Our compensation committee agreed with his recommendations and also reviewed Mr. Greenfield's base salary considering the significant role he played in the transformation of our company since he was hired in December 2007. Based upon these various factors, the compensation committee approved the following 2010 base salary increases for Mr. Greenfield, Mr. Sexton and Ms. Parisi:

Name	2009 Base Salary	% Increase	2010 Base Salary
Gary G. Greenfield	$900,000	4.0%	$936,000
Ken Sexton	$375,000	6.7%	$400,000
Paige Parisi	$299,000	12.0%	$335,000

        In the first quarter of 2011, Mr. Greenfield provided our compensation committee with his recommendations for base salaries for 2011 for executive officers other than himself. He recommended that none of the executive officers receive an increase in base salary. He based this recommendation on the executive compensation levels of the 2011 Avid Peer Group and published industry survey data prepared by our compensation committee's independent compensation consultant that showed that our executive officer salaries were above the 50th percentile of the 2011 Avid Peer Group and the published industry survey data. Our compensation committee agreed with his recommendations. As a result, none of our Named Executive Officers (including Mr. Greenfield) received an increase in base salary for 2011.

  Annual Cash Incentive Compensation

        Each year we adopt an executive bonus plan which provides for cash incentive payments to our executive officers upon the achievement of certain performance objectives set forth in the plan. Our executive bonus plan is designed to provide an annual variable cash incentive to motivate participants to achieve company and individual performance objectives and to reward participants for their achievements when those objectives are met. Bonus payouts under this plan are based on an executive officer's cash bonus target, which is a fixed dollar amount ranging from 50% to 100% of each Named Executive Officer's base salary. Bonuses for the prior year, if any, are determined and paid out in the first quarter of the subsequent year but in no event later than December 31st of that year. Following are each Named Executive Officer's cash bonus target under our 2010 executive bonus plan:

Name	Cash Bonus Target	% of 2010 Base Salary
Gary G. Greenfield	$936,000	100%
Ken Sexton	$400,000	100%
Kirk Arnold	$630,000	100%
Ronald S. Greenberg	$ 52,500*	50%
Paige Parisi	$201,000	60%

*
Cash bonus target amount is pro-rated to reflect Mr. Greenberg's September 7, 2010 hire date.

        Under the executive bonus plan for 2010, company performance accounted for 80% and individual performance accounted for 20% of the cash bonus target. Company performance was measured using two financial metrics: revenues and operating earnings. In accordance with historical company practice, the calculation of operating earnings for purposes of the bonus plan excluded amortization of acquisition-related intangible assets, legal settlements, stock-based compensation, restructuring costs, and certain costs associated with acquisitions or potential acquisitions. These items were excluded from operating earnings because our compensation committee believes they do not reflect the operational aspects of our business. Given the extent of our international operations and the volatility of currency exchange rates in 2010, our compensation committee applied the same foreign currency translation rate estimates used when setting the bonus targets to actual revenue and operating earnings because it determined that this would result in the most accurate measure of our company's financial performance under the bonus plan. Our 2010 executive bonus plan also allows our compensation committee to adjust company financial metrics as it deems appropriate in the event of a corporate acquisition and accordingly, in May 2010 our compensation committee adjusted the revenue and operating earnings levels to reflect the anticipated impact of our acquisition of Euphonix, Inc. in April 2010.

        The two financial metrics were assigned the following relative weights: revenues—40% and operating earnings—60%. The executive bonus plan required that we achieve a non-GAAP operating profit before any bonuses would be paid under the plan, regardless of our performance relative to revenues. Assuming achievement of a non-GAAP operating profit, in order for a Named Executive Officer to receive any bonus payout, we also had to achieve threshold results for each of the revenue metric and the operating earnings metric. Upon achievement of the threshold results, each Named Executive Officer was eligible to receive 30% of the portion of his or her target bonus relating to that metric. If we had achieved our target result, each Named Executive Officer would have been eligible to receive 100% of the portion of his or her target bonus relating to that metric, up to a maximum of 150% for achievement in excess of the target result. Results that fell between the threshold and maximum would have been paid out on a linear basis between 30% and 150% of the portion of a Named Executive Officer's target bonus relating to each metric.

        The following table sets forth the company financial metrics that governed potential payouts under the bonus plan for 2010 for our Named Executive Officers:

Levels	Revenue Metric (in millions)	Operating Earnings Metric (in millions)
Threshold	$640.0	$10.0
Target	$694.3	$33.3
Maximum	$728.0	$40.0

        Under the executive bonus plan for 2010, individual performance was measured using specific metrics—financial and non-financial—that each Named Executive Officer could influence, to drive the achievement of specific strategic and growth-oriented projects and goals. If the Named Executive Officer had achieved his or her threshold result, he or she was eligible to receive 30% of the portion of his or her target bonus relating to that metric. If the Named Executive Officer had achieved his or her target result, he or she would have been eligible to receive 100% of the portion of his or her target bonus relating to that metric, up to a maximum of 135% for achievement of the maximum result. Results for financial metrics that fell between the threshold and maximum would have been paid out on a linear basis between 30% and 135% of the portion of a Named Executive Officer's target bonus relating to each metric.

        Individual performance metrics for each Named Executive Officer and the performance with respect to those metrics for 2010 were as follows:

Name	Individual Performance Metric(s)	Threshold	Target	Maximum	Results for 2010
Gary G. Greenfield	Return on Invested Capital (ROIC)	2.6%	9%	10.6%	5.8%*
Ken Sexton	50% ROIC	2.6%	9%	10.6%	5.8%*
	50% Free Cash Flow**	$(5)M	$7.2M	$18.0M	$(23.4)M
Kirk Arnold	ROIC	2.6%	9%	10.6%	5.8%*
Ronald S. Greenberg	Identify key issues and opportunities in Marketing and complete build out of organization and operating model	Results evaluated by our chief operating officer and reported to our compensation committee			Determined by compensation committee
Paige Parisi	Report on strategic opportunities involving our Company's intellectual property portfolio	Nov.15, 2010	Sept.30, 2010	Aug.30, 2010	Sept.30, 2010

*
Results calculated using the foreign currency translation rate estimates used when setting the bonus targets.

**
Free cash flow targets reflect adjustments made in May 2010 following our acquisition of Euphonix, Inc. in April 2010.

        With respect to company financial performance metrics, we achieved revenues of $690.8 million, or 95.5% of target revenues, and operating earnings of $20.9 million, or 62.7% of target operating earnings, each as calculated under our executive bonus plan for 2010. As a result, the following bonuses were paid to our Named Executive Officers under the bonus plan for 2010:

Name	Bonus at Target	Company Performance Payout	Individual Performance Target Achieved	Individual Performance Payout	Overall Target Achieved	2010 Bonus
Gary G. Greenfield	$936,000	$567,915	65.4%	$122,491	73.8%	$690,406
Ken Sexton	$400,000	$242,699	32.7%	$ 26,173	67.2%	$268,872
Kirk Arnold	$630,000	$382,250	65.4%	$ 82,446	73.8%	$464,696
Ronald S. Greenberg	$ 52,500*	$ 31,854	30%	$ 3,150	66.7%	$ 35,004*
Paige Parisi	$201,000	$121,956	100%	$ 40,200	80.7%	$162,156

*
Bonus amount is pro-rated to reflect Mr. Greenberg's September 7, 2010 hire date.

        Our executive bonus plan for 2011 is similar to our executive bonus plan for 2010. For 2011, company performance accounts for 80% and individual performance accounts for 20% of the cash bonus target—the same relative weighting as 2010. Also, company performance is measured using the same two financial metrics that were used in 2010—revenues and operating earnings; however, our compensation committee modified the relative weighting of each metric, giving each metric a 50% weight compared to a 40/60 split for revenue and operating earnings in 2010. Our compensation committee made this change after concluding that our executive team had successfully executed on its goal of reducing operating expenses to an appropriate level and instilling a culture of cost-savings in our company, and therefore that equal weight should be given to both financial metrics going forward to encourage the exploration of new sources of revenue growth. Our compensation committee believes that the target amount set for each of the financial metrics for 2011 is aggressive, yet achievable. Like 2010, individual performance is measured using specific financial and non-financial metrics that each Named Executive Officer can influence to drive the achievement of specific strategic and growth-oriented projects and goals. Each Named Executive Officer's individual performance is either partly or entirely based on one or more of the following: achievement of a specified level of ROIC, achievement of a specified level of free cash flow, improvement in revenue generation by creating more efficient management processes, achievement of specified market share and achievement of a specified revenue goal.

        In addition to our annual executive bonus plan, our compensation committee has the authority to make other cash bonus awards to our executive officers as it deems appropriate. In 2011, our compensation committee elected to make discretionary bonuses to certain of our executive officers in recognition of their significant efforts in 2010, and the resulting improved overall financial performance in 2010 and our progress against non-financial goals during the year. In addition, with respect to Messrs. Greenfield and Sexton and Ms. Arnold, the compensation committee was recognizing the significant role each played in the transformation of our company since the end of 2007 and the leadership shown by them, all of which was a crucial foundation for our improved overall financial performance in 2010 and our progress against non-financial goals. The discretionary bonuses awarded to our Named Executive Officers in 2010 are set forth below.

Name	2010 Discretionary Bonuses
Gary G. Greenfield	$400,000
Ken Sexton	$ 75,000
Kirk Arnold	$200,000

  Long-Term Equity Incentive Compensation

        Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers. We link a majority of this compensation to our company's financial performance and stock price to align executive officer compensation with our philosophy of maximizing stockholder value. Our compensation committee awards equity to our executive officers when they join our company or are promoted, in recognition of past performance and for retention purposes. The committee bases these awards on the officer's job level, experience, the requirements of the position and comparative compensation data of similar roles based on peer group and published industry survey data.

        Long-term equity incentive compensation for our executive officers consists primarily of stock options and restricted stock units which vest on the basis of the achievement of company performance metrics or on the passage of time. On average, of the total number of shares underlying the outstanding equity awards held by our Named Executive Officers to date, 57% of such shares are performance-based and 43% are time-based. The performance-based awards and the time-based awards have the following vesting terms:

  Time-Based Awards

        Time-based equity awards typically vest over a four-year period, with 25% of the award vesting on the first anniversary of the date of grant and the remaining 75% vesting annually, quarterly or monthly thereafter ending on the fourth anniversary of the date of grant.

  Performance-Based Awards

        Performance-based equity awards typically vest pursuant to a schedule tied to our stock price and our annual return on equity, or ROE. ROE is determined using non-GAAP pre-tax income as published in our earnings releases, divided by the average common stockholder equity during the same period. The compensation committee chose ROE as a company financial performance metric in order to increase the executive officers' focus on sustainable profitable growth and the creation of long-term value for our stockholders.

        Our compensation committee reviews long-term equity incentive compensation on an annual basis as part of its annual review of executive compensation. When our compensation committee conducted its annual review of executive compensation in the first quarter of 2010, it reviewed the outstanding equity grants held by our executive officers, including the vesting terms of performance-based equity, and determined that the performance-based equity granted to our executive officers prior to March 17, 2009 with stock price vesting triggers of $50.84 and $76.26 was not providing the retentive value that it was originally designed to provide given that our stock price had been trading below $16 for the preceding 12 months. The compensation committee revised the vesting terms of this performance-based equity to provide that the underlying shares that previously were to vest based solely on these stock prices would also be eligible to vest based on the achievement of annual ROE targets as set forth below.

Annual ROE Targets for the Shares Vesting at $50.84	Percentage of Equity Award to Vest	Annual ROE Targets for the Shares Vesting at $76.26
5%	20%	10%
6.25%	35%	11.25%
7.50%	50%	12.50%
8.75%	75%	13.75%
10%	100%	15%

Our compensation committee did not modify the original stock price vesting terms which provided that 50% of the underlying shares would vest at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share of at least $50.84 and the balance of the underlying shares would vest at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share of at least $76.26.

Before adding the additional ROE vesting metric to these awards, our compensation committee reviewed the estimated cost to the company of making these changes.

        The following table sets forth the number of shares underlying these modified performance-based equity awards held by our Named Executive Officers:

	Number of Shares Underlying Modified Performance-Based Awards that Vest at a Share Price of:
Executive	$50.84	$76.26
Gary G. Greenfield	150,000	150,000
Ken Sexton	50,000	50,000
Kirk E. Arnold	50,000	50,000
Paige Parisi	1,200	1,200

        In the first quarter of 2010, our compensation committee decided to depart from its prior practice of granting time-based restricted stock units and performance-based options, and instead to grant time-based options and performance-based restricted stock units after its independent compensation consultant informed the committee that this was the prevalent practice among many technology companies. Before these awards were made, our compensation committee reviewed market data provided by its independent compensation consultant and considered individual performance, previously awarded equity grants and retention. The time-based options to be awarded would vest over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and the remaining 75% of the shares vesting in equal 2.083%

increments every month thereafter ending on the fourth anniversary of the date of grant. The performance-based restricted stock units awarded in 2010 would vest as follows:

Annual ROE Target	Percentage of Restricted Stock Units to Vest
5%	20%
7%	36%
9%	52%
11%	68%
13%	84%
15%	100%

If the ROE targets are not achieved for the year ending December 31, 2020, these restricted stock units will be forfeited. Additionally, 50% of these restricted stock units are eligible to vest at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share of at least $35.00 and the balance are eligible to vest at the end of the first 20 consecutive day period following the grant date during which our common stock trades at a price per share of at least $50.00.

        Following the determination of our compensation committee to grant time-based options and performance-based restricted stock units, our 162(m) subcommittee approved the following new equity incentive awards to four of our Named Executive Officers in the first quarter of 2010:

Executive	Time-Based Options	Performance-Based Restricted Stock Units
Gary G. Greenfield	150,000	75,000
Ken Sexton	75,000	25,000
Kirk E. Arnold	100,000	50,000
Paige Parisi	30,000	15,000

        In connection with his hiring in September 2010, Mr. Greenberg was awarded 10,000 time-based restricted stock units, 7,500 performance-based restricted stock units, and an option to purchase 75,000 shares of common stock, of which 37% was time-based and 63% was performance-based. For a description of the time-based vesting provisions of these equity awards, see the footnotes to the table entitled Grants of Plan-Based Awards for Fiscal Year 2010. The performance-based restricted stock units and performance-based stock options for Mr. Greenberg follow the same vesting schedule as the performance-based restricted stock units awarded to the other Named Executive Officers in the first quarter of 2010 as described above, however, the performance-based stock option expires seven years after the date of grant. The amounts of these long-term incentive awards were determined after reviewing a summary of published industry survey data provided by the compensation committee's independent compensation consultant.

        When our compensation committee conducted its annual review of executive compensation in the first quarter of 2011, our compensation committee reviewed the equity award practices and the value of outstanding equity as a multiple of base salary of the 2011 Avid Peer Group as well as survey data provided by its independent compensation consultant. After reviewing this data and assessing the individual performance of each executive officer, it concluded that the total equity awarded to date to certain of our executive officers was not providing the necessary retentive value because it was too heavily weighted on company performance targets that had been set back in December 2007 and that the compensation committee believed were no longer appropriate given, among other things, the significant transformation we undertook subsequent to that date. Our compensation committee concluded that in order to strike the proper balance between incentive and retentive value, it would grant equity incentive awards to these executives that consisted solely of restricted stock units, 50% of which would be time-based and 50% of which would be performance-based. To determine the appropriate sizes for these equity awards, our compensation committee reviewed data from its independent compensation consultant based on the 50th and 75th percentiles of the target annual long-term equity incentive values of the 2011 Avid Peer Group and published industry survey data. As a result, in the first quarter of 2011, our 162(m) subcommittee approved the following new equity incentive awards to four of our Named Executive Officers:

Executive	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units
Gary G. Greenfield	78,750	78,750
Ken Sexton	37,500	37,500
Kirk E. Arnold	66,250	66,250
Paige Parisi	12,500	12,500

The time-based restricted stock units vest over four years as follows: 25% on the first anniversary of the date of grant and the remaining 75% vest in equal 6.25% increments every three months thereafter ending on the fourth anniversary of the date of grant. The performance-based restricted stock units follow the same vesting schedule as the performance-based restricted stock units awarded to the Named Executive Officers in the first quarter of 2010 described above. Mr. Greenberg did not receive an equity award because he had recently received a new hire equity award in September 2010.

  Other Benefits and Perquisites

        In general, our compensation committee believes that the provision of other benefits and perquisites to executives is inconsistent with the company's philosophy to maintain a compensation structure where distinctions are made in the amount, but not the type, of compensation. However, the compensation committee has from time to time agreed to certain other benefits and perquisites in connection with the hiring of a new executive officer. Accordingly, in 2010 the only benefits available exclusively to executive officers or to certain of the named executive officers were annual executive physical exams, certain lodging and commuting costs and, in the case of Messrs. Greenfield and Sexton and Ms. Arnold, provision for certain gross-up payments. The annual physical exams are provided since the health of the company's officers is critical to their performance. In Mr. Sexton's case, whose primary residence is in Ohio, we reimburse him for his lodging costs in Massachusetts and $6,000 per month for commuting costs he incurs traveling to and from his home in Ohio and our company's office locations. He is also entitled to be reimbursed for certain tax payments associated with his lodging costs. Mr. Greenfield is entitled to a gross-up payment if he should incur any liability under Section 409A of the Internal Revenue Code as a result of payments or benefits that he receives from us and Messrs. Greenfield and Sexton and Ms. Arnold are each entitled to gross-up payments if he or she is subject to excise taxes in connection with any payment received in the event his or her employment is terminated following a change-in-control of our company. When hiring Messrs. Greenfield and Sexton and Ms. Arnold, the initial three executive officers hired as part of our transformation, our compensation committee included tax gross-ups as part of the negotiated change-in-control benefits because they allow for the recognition of the full intended economic benefit of the change-in-control compensation that was determined to be appropriate. No other executive officer has that benefit and we do not intend to offer that benefit in the future.

        In addition, from time to time, in connection with the hiring of executive officers and other employees, we have reimbursed our executive officers and other employees for reasonable expenses associated with relocation and associated tax payments or paid sign-on bonuses. We believe these benefits were necessary in order to attract these individuals to join our company.

        There are no outstanding company loans to any of our executive officers. We do not provide our executive officers with car allowances, reserved parking spaces, separate dining or health club facilities or any other personal benefit perquisites.

        We provide broad-based benefits to all employees who work at least 20 hours per week, including health and dental insurance, life and disability insurance, and a 401(k) plan. We match 50% of the employee contributions to our 401(k) plan up to a maximum of 6% of the participating employee's annual salary, resulting in a maximum company match of 3% of the participating employee's annual salary, subject to certain additional statutory age-based dollar limitations. Our employee stock purchase plan allows participants to purchase shares of our common stock at a 15% discount from the fair market value of our common stock at the end of the applicable offering period. Our Named Executive Officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Severance and Change-in-Control Benefits

        Our executive officers are entitled to benefits in the event their employment terminates under specified circumstances. When we hired Mr. Greenfield in December 2007, our compensation committee negotiated severance terms as part of his employment agreement that the compensation committee believed to be in line with market practices. As we subsequently hired additional executives to join the management team under Mr. Greenfield's leadership, the compensation committee decided that many of the severance terms offered to Mr. Greenfield would generally be suitable for all of our executive officers. The compensation committee believes that the terms of these arrangements are consistent with market practices and that providing severance and change-in-control benefits helps us attract and retain highly talented executive officers whose contributions are critical to our long-term success. For a detailed discussion of these benefits, along with estimates of their value under various circumstances, please see the sections of this proxy statement entitled Potential Payments Upon Termination Other Than Following a Change-in-Control and Potential Payments Upon Termination Following a Change-in-Control.

        Our compensation committee believes the severance and change-in-control benefits are appropriate based on the time it is expected to take an executive officer to find alternative employment and because it believes that the specific termination scenarios covered by the employment agreement are beyond the control of an executive officer. Our company also benefits under these arrangements by requiring the executive officer to sign a general release of claims against the company and non-competition and non-solicitation provisions as a condition to receiving severance or change-in-control benefits. Our compensation committee believes our change-in-control agreements protect stockholder interests by enhancing executive officers' focus during a potential or actual change-in-control by providing incentives to executive officers to remain with the company despite uncertainties about their future role at the company while a transaction is under consideration or pending.

Compensation of our Chief Executive Officer

        Gary Greenfield became our Chief Executive Officer in December 2007. Our compensation committee entered into an extensive negotiation with Mr. Greenfield of a compensation package, including an employment agreement. Our compensation committee developed a compensation package for Mr. Greenfield designed to compensate Mr. Greenfield in a manner which was both competitive in the marketplace and aligned his long-term earnings potential with the interests of our stockholders. Mr. Greenfield's executive employment agreement was unanimously approved by our compensation committee after consideration of his unique qualifications and experience, his previous compensation levels and the competitive marketplace for executive talent at companies with which we compete. For a detailed discussion of the material terms of Mr. Greenfield's executive employment agreement, please see the summary of the agreement in the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers.

        Mr. Greenfield's executive employment agreement includes the basic components of compensation paid to our other executive officers: base salary, annual cash incentive compensation, long-term incentive compensation and other benefit programs. The executive employment agreement also provides for severance payments should Mr. Greenfield be terminated without cause or if he terminates his employment for good reason at any time before or within twelve months after a change-in-control of our company. However, because Mr. Greenfield's employment agreement and the other elements of his compensation were the result of a negotiation with Mr. Greenfield and because of his unique role as the Chief Executive Officer of our company, Mr. Greenfield is entitled to the following items that generally differ from those of our other executive officers:

  •
  a guaranteed annual bonus in the event his employment is terminated by us without cause, or by him for good reason prior to a change-in-control;

  •
  six weeks paid vacation compared to four weeks for our other executive officers;

  •
  a gross-up payment if he should incur any liability under Section 409A of the Internal Revenue Code as a result of payments or benefits that he receives from us; and

  •
  a gross-up payment if he is subject to excise taxes in connection with any payment received in the event his employment is terminated following a change-in-control of our company.

        Mr. Greenfield's original employment agreement had a five year term compared to our other executive officers' employment agreements, which have an initial three year term with one year automatic renewal periods. In March 2011, Mr. Greenfield's employment agreement was amended to provide for a new three year term with the same one year renewal provision as our other executive officers' employment agreements so long as neither the company nor Mr. Greenfield provides 180 days' prior written notice to the other of its intent to terminate. Our compensation committee approved this change to Mr. Greenfield's employment agreement after considering the role he had played to date in the transformation of our company, the critical turning point that 2011 will be for our company and the strong desire to continue Mr. Greenfield's leadership as the company begins to build momentum and increase stockholder value.

        When negotiating the compensation arrangements with Mr. Greenfield, our compensation committee reviewed the material terms with its independent compensation consultant which provided the following data that our compensation committee considered: the median base salary, short-term incentive compensation and long-term incentive compensation amounts awarded to Chief Executive Officers in the relevant Avid Peer Group and the published industry survey data, and the total cost to our company under the various termination scenarios set forth in the executive employment agreement entered into with Mr. Greenfield.

Compensation of our Other Named Executive Officers

        At the direction of our compensation committee, Mr. Greenfield negotiated executive employment agreements with our other Named Executive Officers, which our compensation committee subsequently reviewed and approved. Prior to negotiating these agreements, Mr. Greenfield provided our compensation committee with his recommendations regarding the compensation packages to be offered to our other Named Executive Officers. In addition to Mr. Greenfield's recommendations, our compensation committee also reviewed the relevant Avid Peer Group and published industry survey data with respect to the other Named Executive Officers. For a detailed discussion of the material terms of these executive employment agreements, please see the summary of the agreements in the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers. Like Mr. Greenfield's agreement, these executive employment agreements include four basic components of compensation: base salary, annual cash incentive compensation, long-term incentive compensation and other benefit programs. These executive employment agreements also provide for severance payments should any of our Named Executive Officers' employment be terminated without cause or if he or she terminates his or her employment for good reason at any time before or within twelve months after a change-in-control of our company. Also, like Mr. Greenfield's agreement, these executive employment agreements provide for a significant portion of long-term incentive compensation to be performance-based. Agreements entered into with Mr. Sexton and Ms. Arnold also provide for gross-up payments if either is subject to excise taxes in connection with payments received in the event either executive officer's employment is terminated after a change-in-control of our company.

        None of our other Named Executive Officers, except for Mr. Greenberg, received a sign-on bonus and none is entitled to a guaranteed annual bonus in the event his or her employment is terminated by us without cause or by him or her for good reason prior to a change-in-control. In addition, each is entitled to four weeks vacation and the term of each agreement is three years with a one-year automatic renewal provision so long as neither our company nor the executive officer provides 180 days' prior written notice of its intent to terminate.

Stock Ownership Requirements

        We introduced stock ownership requirements in January 2007 to further align the interests of our executive officers with those of our stockholders. These guidelines are applicable only to those executive officers who are also subject to Section 16 of the Exchange Act. Under the requirements, our executive officers are expected to hold our common stock in an amount at least equal to a multiple of their base salary as determined by their position. The guidelines range from one times base salary for certain of our executive officers to three times base salary for our Chief Executive Officer. For purposes of these guidelines, stock ownership includes restricted stock and restricted stock units, but does not include unexercised options. In December 2010, our compensation committee modified these stock ownership requirements by, among other things, extending the deadline for meeting these requirements from three years to five years. Our compensation committee made this change after its independent compensation consultant reviewed prevailing practices of technology companies. All of our Named Executive Officers have been subject to the requirements for fewer than five years and therefore, have not yet reached a measurement date under the policy.

SUMMARY COMPENSATION TABLE

        The table below summarizes compensation paid to or earned by our Named Executive Officers for the fiscal years 2010, 2009 and 2008.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Gary G. Greenfield	2010	$939,600	$400,000	$1,048,500	$1,197,749	$690,406	$ 14,018	$4,290,273
Chairman, President and	2009	$882,692	—	—	—	—	$322,428	$1,205,120
Chief Executive Officer	2008	$900,000	—	—	—	—	$ 81,680	$ 981,680
Ken Sexton	2010	$401,539	$ 75,000	$ 349,500	$ 532,575	$268,872	$171,517	$1,799,003
Executive Vice President,	2009	$367,789	—	$ 93,005	—	—	$164,822	$ 625,616
Chief Financial Officer and	2008	$354,808	—	$1,307,000	$2,192,740	—	$162,126	$4,016,674
Chief Administrative Officer
Kirk E. Arnold	2010	$632,423	$200,000	$ 699,000	$ 720,427	$464,696	$ 12,193	$2,728,739
Executive Vice President	2009	$603,802	—	$ 275,150	$ 502,718	—	$ 8,694	$1,390,364
and Chief Operating Officer	2008	$533,076	—	$ 733,950	$1,493,205	—	$ 7,747	$2,767,978
Ronald S. Greenberg(6)	2010	$105,000	—	$ 198,275	$ 344,827	$ 85,004	$ 19,396	$ 752,502
Senior Vice President of
Worldwide Marketing
Paige Parisi	2010	$336,289	—	$ 233,724	$ 170,811	$162,156	$ 8,446	$ 911,426
Vice President, General
Counsel and Corporate
Secretary

(1)
Represents discretionary bonuses awarded for the significant contributions each executive officer made to the transformation of our company. For a summary of these discretionary bonuses, see the Annual Cash Incentive Compensation section of our Compensation Discussion and Analysis.

(2)
These amounts do not reflect actual value realized by the Named Executive Officer. These amounts represent the aggregate grant date fair value of stock awards granted in 2010 as well as the incremental fair value of one award to Ms. Parisi that was modified in 2010, all of which were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation. Amounts for 2008 have been recalculated to comply with the new requirements. This column was prepared assuming none of the awards will be forfeited. The amounts were calculated as described in Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010. A portion of the shares underlying each stock award reflected in this column vests over time, a portion of such shares vests on a performance basis tied to our profitability or over a period of time, and the balance of such shares vests pursuant to a performance-based schedule tied to both our stock price and our annual return on equity. The fair value of the shares underlying an option award that vests based on time was calculated based on their intrinsic value at the time of grant. The fair value of the shares underlying a stock award that vests based on a performance basis tied to our profitability or over a period of time was calculated based on their intrinsic value at the time of grant. The fair value of the shares underlying a stock award that vests pursuant to a performance-based schedule tied to our stock price and our annual return on equity was calculated using both a Monte Carlo simulation and the intrinsic value at the time of grant and the higher valuation was used. The amounts reflected above represent the maximum fair value of the performance-based portion of such awards as of the date of grant, assuming payout were to occur based on the achievement of maximum performance. The incremental fair value for Ms. Parisi's modified award was $24,024. For a summary of Ms. Parisi's modified award, see the Long-Term Equity Incentive Compensation—Performance-Based Awards section of our Compensation Discussion and Analysis.

(3)
These amounts do not reflect actual value realized by the Named Executive Officer. These amounts represent the aggregate grant date fair value of options granted in 2010 as well as the incremental fair value of certain options previously granted to Mr. Greenfield, Ms. Arnold and Mr. Sexton that were modified in 2010, all of which were calculated in accordance with FASB ASC Topic 718. The incremental fair values for the options that were modified were as follows: Mr. Greenfield: $ 343,694, Ms. Arnold: $151,057 and Mr. Sexton: $105,547. For a summary of the options modified in 2010, see the Long-Term Equity Incentive Compensation—Performance-Based Awards section of our Compensation Discussion and Analysis. This column was prepared assuming none of the awards will be forfeited. The amounts were calculated as described in Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010. A portion of the shares underlying each option award reflected in this column vests over time, a portion of such shares vests on a performance-based schedule tied to our stock price, and the balance of such shares vests pursuant to a performance based schedule tied to both our stock price and our annual return on equity. The fair value of the shares underlying an option award that vest based on time was calculated using the Black-Scholes option pricing model. The fair value of the shares underlying an option award that vest pursuant to a performance-based schedule tied to our stock price was calculated using a Monte Carlo simulation. The fair value of the shares underlying an option award that vest pursuant to a performance-based schedule tied to both our stock price and our annual return on equity was calculated using both a Monte Carlo simulation and the Black-Scholes option pricing model, and the higher valuation was used. The following table sets forth the number of shares underlying each option grant that are performance-based, and the maximum potential fair value of the performance-based portion of such option as of the date of grant, assuming payout were to occur based on the achievement of maximum performance:

Name	Grant Date	Number of Performance-Based Shares Underlying the Option	Maximum Potential Value of the Performance-Based Portion of such Option as of the Date of Grant
Gary G. Greenfield	—	—	—
Ken Sexton	01/28/08	210,000	$2,288,602
Kirk E. Arnold	02/11/08	210,000	$1,796,650
	07/21/09	67,500	$ 445,632
Ronald S. Greenberg	—	—	—
Paige Parisi	—	—	—
(4)
Except with respect to Mr. Greenberg, these amounts were paid pursuant to the terms of our executive bonus plan for 2010. For a summary of how bonuses were calculated under our executive bonus plan for 2010, see the Annual Cash Incentive Compensation section of our Compensation Discussion and Analysis. With respect to Mr. Greenberg, this amount includes $35,004 paid pursuant to the terms of our executive bonus plan for 2010 and a $50,000 sign-on bonus payable pursuant to his executive employment agreement upon satisfaction of subjective performance measures agreed to between Mr. Greenberg and our Chief Operating Officer relating to the build out of our Marketing organization.

(5)
"All Other Compensation" for each of the Named Executive Officers includes the following:

Name	Year	Relocation Benefit(a)	Reimbursement for Taxes(b)	Lodging(c)	Commuter Allowance(d)	Company Match on 401(k)	Imputed Income for Group Term Life Insurance	Other(e)
Gary G. Greenfield	2010	—	—	—	—	$7,350	$3,354	$3,314
	2009	$315,612	—	—	—	$3,462	$3,354	—
	2008	$ 58,719	$21,098	—	—	—	$1,863	—
Ken Sexton	2010	—	$24,426	$60,915	$72,000	$7,350	$3,354	$3,472
	2009	—	$24,326	$60,815	$72,000	$4,327	$3,354	—
	2008	—	$24,150	$60,376	$68,125	$7,750	$1,725	—
Kirk E. Arnold	2010	—	—	—	—	$7,071	$1,794	$3,328
	2009	—	—	—	—	$6,900	$1,794	—
	2008	—	—	—	—	$6,712	$1,035	—
Ronald S. Greenberg	2010	$14,689	$ 4,197	—	—	—	$ 510	—
Paige Parisi	2010	—	—	—	—	$7,350	$1,096	—

(a)
With respect to fiscal year 2008, this amount represents reimbursement of relocation expenses incurred in 2008 related to Mr. Greenfield's relocation to Massachusetts. On March 17, 2009, our compensation committee approved a one-time payment of $300,000 to Mr. Greenfield to cover additional moving costs in connection with Mr. Greenfield's relocation from Maryland to Massachusetts. Mr. Greenfield was also reimbursed $15,612 for additional relocation expenses incurred in 2009. With respect to fiscal year 2010, this amount represents reimbursement of relocation expenses incurred in 2010 related to Mr. Greenberg's relocation to Massachusetts.

(b)
With respect to Mr. Greenfield and Mr. Greenberg, these amounts represent a tax reimbursement that each received in connection with his relocation expenses. With respect to Mr. Sexton, these amounts represent tax reimbursements that he received in connection with his lodging expenses.

(c)
These amounts represent reimbursement of lodging expenses Mr. Sexton incurred in 2008, 2009 and 2010, to which he is entitled pursuant to the terms of his executive employment agreement.

(d)
Pursuant to the terms of Mr. Sexton's executive employment agreement, he is paid an allowance of $6,000 per month for commuting expenses incurred traveling to and from his home in Ohio and our company's office locations.

(e)
Represents the amount we paid for annual physicals for each executive officer.
(6)
Mr. Greenberg joined our company in September 2010 as Senior Vice President of Worldwide Marketing.

 GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010

        The following table sets forth information regarding all plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2010. All equity awards to our Named Executive Officers in 2010 were granted under our Amended and Restated 2005 Stock Incentive Plan and are also reported in the table entitled Outstanding Equity Awards at 2010 Fiscal Year-End. For additional information regarding the equity and non-equity incentive plan awards, please refer to the Annual Cash Incentive Compensation and Long-Term Equity Incentive Compensation sections of our Compensation Discussion and Analysis.

									All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Grant Date Total Fair Value of Stock and Option Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
	Grant Date	Approval Date
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Gary G. Greenfield	N/A		$280,800	$936,000	$1,375,920
	03/02/10	03/02/10					75,000(2)					$1,048,500(7)
	03/02/10	03/02/10								150,000(6)	$13.99	$ 854,055(7)
	03/02/10	03/02/10					300,000(3)				$25.42	$ 343,694(8)
Ken Sexton	N/A		$120,000	$400,000	$ 588,000
	03/02/10	03/02/10					25,000(2)					$ 349,500(7)
	03/02/10	03/02/10								75,000(6)	$13.99	$ 427,028(7)
	03/02/10	03/02/10					100,000(3)				$26.15	$ 105,547(8)
Kirk E. Arnold	N/A		$189,000	$630,000	$ 926,100
	03/02/10	03/02/10					50,000(2)					$ 699,000(7)
	03/02/10	03/02/10								100,000(6)	$13.99	$ 569,370(7)
	03/02/10	03/02/10					100,000(3)				$20.98	$ 151,057(8)
Ronald S. Greenberg	N/A		$ 15,750	$ 52,500	$ 77,175
	09/07/10	08/13/10							10,000(5)			$ 113,300(7)
	09/07/10	08/13/10					7,500(2)					$ 84,975(7)
	09/07/10	08/13/10					47,500(3)				$11.34	$ 226,338(7)
	09/07/10	08/13/10								27,500(6)	$11.34	$ 118,489(7)
Paige Parisi	N/A		$ 60,300	$201,000	$ 295,470
	03/02/10	03/02/10					15,000(2)					$ 209,700(7)
	03/02/10	03/02/10					2,400(4)					$ 24,024(8)
	03/02/10	03/02/10								30,000(6)	$13.99	$ 170,811(7)

(1)
These awards represent estimated potential payouts under our executive bonus plan for 2010. Bonus awards under this plan are determined as the result of formulae contained in the plan, which are described in detail in the Annual Cash Incentive Compensation section of our Compensation Discussion and Analysis.

(2)
These restricted stock units vest pursuant to a performance-based schedule tied to both our annual return on equity and our stock price. For a summary of the vesting schedule, see the Long-Term Equity Incentive Compensation—Performance-Based Awards section of our Compensation Discussion and Analysis.

(3)
The shares subject to these options vest on a performance-based schedule tied to both our annual return on equity and our stock price. With respect to Messrs. Greenfield and Sexton and Ms. Arnold, these options were originally granted on December 17, 2007, January 28, 2008, and February 11, 2008, respectively. Our compensation committee modified the vesting terms of these options on March 2, 2010 to provide that the underlying shares that were originally to vest based on our stock price could also vest on the achievement of annual ROE targets. For a summary of the terms of this modification, see the Long-Term Equity Incentive Compensation—Performance-Based Awards section of our Compensation Discussion and Analysis.

(4)
This restricted stock unit award vests pursuant to a performance-based schedule tied to both our annual return on equity and our stock price. This award was originally granted to Ms. Parisi on March 3, 2008. Our compensation committee modified the vesting terms of this award on March 2, 2010 to provide that the restricted stock units that were originally to vest based on our stock price could also vest on the achievement of annual ROE targets. For a summary of the terms of this modification, see the Long-Term Equity Incentive Compensation—Performance-Based Awards section of our Compensation Discussion and Analysis.

(5)
These restricted stock units vest in four equal annual installments commencing on the one year anniversary of the grant date.

(6)
The shares subject to this time-based option vest as follows: 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal 2.083% installments every month thereafter.

(7)
These amounts do not reflect actual value realized by the Named Executive Officer. These amounts represent the aggregate grant date fair value of restricted stock, restricted stock units and options granted to our Named Executive Officers in 2010, as computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions underlying the value of these awards, see Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(8)
These amounts do not reflect actual value realized by the Named Executive Officer. These amounts represent the incremental fair value of options and restricted stock units that were granted to our Named Executive Officers in previous years but were modified in 2010, as computed in accordance with FASB ASC Topic 718. For a summary of the terms of these modified awards, see the Long-Term Equity Incentive Compensation—Performance-Based Awards section of our Compensation Discussion and Analysis. For additional information on the valuation assumptions underlying the value of these awards, see Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

        The following two tables set forth information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2010. All vesting is contingent upon, among other things, continued employment with our company.

Option Awards

Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable(1)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options(1)(2)	Option Exercise Price	Option Expiration Date
Gary G. Greenfield	75,000	25,000(3)		$25.42	12/19/14
			300,000(12)	$25.42	12/19/14
			325,000(13)	$25.42	12/19/14
		150,000(4)		$13.99	03/02/17
Ken Sexton	34,375	15,625(5)		$26.15	01/28/15
			100,000(12)	$26.15	01/28/15
			110,000(13)	$26.15	01/28/15
		75,000(4)		$13.99	03/02/17
Kirk E. Arnold	24,063	10,937(6)		$20.98	02/11/18
			100,000(12)	$20.98	02/11/18
			110,000(13)	$20.98	02/11/18
	7,031	15,469(7)		$12.84	07/21/16
			45,000(14)	$12.84	07/21/16
			22,500(13)	$12.84	07/21/16
		100,000(4)		$13.99	03/02/17
Ronald S. Greenberg		27,500(8)		$11.34	09/07/17
			47,500(13)	$11.34	09/07/17
Paige Parisi	1,150			$35.15	06/23/13
	435			$42.91	02/10/14
	800			$65.81	02/17/15
	600			$40.95	09/02/15
	10,000			$39.09	05/26/16
	13,597	591(9)		$33.86	02/23/17
	12,375	5,625(10)		$24.04	03/03/18
	4,375	5,625(11)		$9.80	03/17/16
			13,334(14)	$9.80	03/17/16
			6,666(13)	$9.80	03/17/16
		30,000(4)		$13.99	03/02/17

(1)
Unvested options vest in full if, within twelve months following a change-in-control of our company, the Named Executive Officer's employment is terminated by us without cause or if he or she terminates his or her employment with us for good reason.

(2)
The options reported in this column are performance-based options. These options are distinguished from the other options in this table because they will vest only if the performance goals are achieved and will be otherwise forfeited.

(3)
The shares subject to this option vest in equal quarterly installments of 6,250 shares. The next installment vests on March 19, 2011 and the last installment vests on December 19, 2011.

(4)
The shares subject to this option vest as follows: 25% of the shares vest on March 2, 2011 and the remaining 75% vest in equal 2.083% installments every month thereafter ending on the fourth anniversary of the grant date.

(5)
The shares subject to this option vest in equal quarterly installments of 3,125 shares. The next installment vests on January 28, 2011 and the last installment vests on January 28, 2012.

(6)
The shares subject to this option vest in equal quarterly installments of 2,188 shares. The next installment vests on February 11, 2011 and the last installment vests on February 11, 2012.

(7)
The shares subject to this option vest in equal 6.25% installments every three months. The next installment vests on January 21, 2011 and the last installment vests on July 21, 2013.

(8)
The shares subject to this option vest as follows: 25% of the shares vest on September 7, 2011 and the remaining 75% vest in equal 2.083% installments every month ending on the fourth anniversary of the grant date.

(9)
The shares subject to this option vest in equal 2.083% installments every month. The last installment vests on February 23, 2011.

(10)
The shares subject to this option vest in equal 2.083% installments every month. The next installment vests on March 3, 2011 and the last installment vests on March 3, 2012.

(11)
The shares subject to this option vest in equal 2.083% installments every month. The next installment vests on March 17, 2011 and the last installment vests on March 17, 2013.

(12)
The shares subject to this option vest on a performance-based schedule tied to our stock price and our annual return on equity. Our compensation committee modified the vesting terms of this performance-based option on March 2, 2010 to provide that the underlying shares that were originally to vest based on our stock price could also vest on the achievement of annual ROE targets. For a summary of the terms of this modification, see the Long-Term Equity Incentive Compensation—Performance-Based Awards section of our Compensation Discussion and Analysis.

(13)
The shares subject to this option vest on a performance-based schedule tied to both our stock price and our annual return on equity. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

(14)
The shares subject to this option vest on a performance-based schedule tied to our stock price. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

 Stock Awards

Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Gary G. Greenfield	25,000(3)	$436,500	75,000(10)	$1,309,500
Ken Sexton	15,625(4)	$272,813	25,000(10)	$ 436,500
Kirk E. Arnold	11,667(5)	$203,706	50,000(10)	$ 873,000
	7,500(6)	$130,950
Ronald S. Greenberg	10,000(7)	$174,600	7,500(10)	$ 130,950
Paige Parisi	1,312(8)	$ 22,908	4,800(11)	$ 83,808
	1,600(9)	$ 27,936	15,000(10)	$ 261,900

(1)
Unvested restricted stock and restricted stock units vest in full if, within twelve months following a change-in-control of our company, such Named Executive Officer is terminated by us without cause or if such Named Executive Officer terminates his or her employment with us for good reason.

(2)
This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $17.46, the closing price of our common stock on NASDAQ on December 31, 2010.

(3)
The shares vest in equal quarterly installments of 6,250 shares. The next installment vests on March 19, 2011 until fully vested on December 19, 2011.

(4)
These shares vest in equal quarterly installments of 3,125 shares. The next installment vests on January 28, 2011 until fully vested on January 28, 2012.

(5)
2,917 restricted stock units vest on February 11, 2011 and the remaining 8,750 restricted stock units vest in four equal quarterly installments thereafter until fully vested on February 11, 2012.

(6)
2,500 restricted stock units vest on July 21, 2011, 2,500 restricted stock units vest on July 21, 2012 and the remaining 2,500 restricted stock units vest on July 21, 2013.

(7)
These shares vest in four equal annual installments until fully vested on September 7, 2014.

(8)
These shares vest in full on February 23, 2011.

(9)
800 restricted stock units vest on March 3, 2011 and the remaining 800 restricted stock units vest on March 3, 2012.

(10)
These restricted stock units vest on a performance-based schedule tied to both our stock price and our annual return on equity. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

(11)
These restricted stock units vest on a performance-based schedule tied to both our stock price and our annual return on equity. Our compensation committee modified the vesting terms of this performance-based option on March 2, 2010 to provide that the underlying shares that originally vested based on stock price would also vest based on the achievement of annual return on equity targets. For a summary of the terms of this modification, see the Long-Term Equity Incentive Compensation—Performance-Based Awards section of our Compensation Discussion and Analysis.

 OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

        The following table sets forth the number of restricted stock awards that vested for our Named Executive Officers in 2010 and the aggregate dollar amount realized by our Named Executive Officers upon the vesting of the restricted stock awards. None of our Named Executive Officers exercised options in 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary G. Greenfield	25,000(1)	$365,063
Ken Sexton	22,000(2)	$283,870
Kirk E. Arnold	29,166(3)	$368,191
Ronald S. Greenberg	—	—
Paige Parisi	2,163(4)	$ 29,796

(1)
This amount represents the total number of shares that vested; however, the company withheld 7,929 shares for the payment of taxes so only 17,071 shares were issued.

(2)
This amount represents the total number of shares that vested; however, the company withheld 3,178 shares for the payment of taxes so only 18,822 shares were issued.

(3)
This amount represents the total number of shares that vested; however, the company withheld 9,544 shares for the payment of taxes so only 19,622 shares were issued.

(4)
This amount represents the total number of shares that vested; however, the company withheld 818 shares for the payment of taxes so only 1,345 shares were issued.

Non-Qualified Deferred Compensation

        Our executive officers, along with our U.S.-based vice presidents and members of our board of directors, are eligible to participate in a non-qualified deferred compensation plan, which we established to provide participants with the opportunity to defer the receipt of up to 60% of their base salary and all or a portion of their bonuses or director's fees, as applicable. Under our non-qualified deferred compensation plan, we credit each participant's account with the amount that would have been earned had the deferred funds been invested in one or more of the available investment options (as selected by the participant). These investment options are the same investment options that are generally available to all employees under our 401(k) retirement plan. The interest rate earned on the deferred amounts is not above- market or preferential. Participants who terminate their employment with us after reaching age 55 will be paid, at the participant's option, in a lump-sum or in installments over two to ten years. Participants who terminate employment before attaining age 55 or due to death will be paid in a lump sum. In each case, payments may also be delayed by six months in order to comply with Internal Revenue Code Section 409A. Participants who experience an unforeseen catastrophic financial emergency may receive, while still employed, a lump sum distribution of an amount necessary to alleviate the emergency. Participants are not permitted to withdraw funds from their accounts for any reason other than in connection with employment termination or death, or an unforeseen catastrophic financial emergency. In addition, we are not required to make, nor do we make, any contributions to our non-qualified deferred compensation plan. The benefits payable under our non-qualified deferred compensation plan represent an unfunded and unsecured contractual obligation of our company to pay the value of the deferred compensation in the future. As of December 31, 2010, we had an obligation of $997,527 under the plan.

        None of our Named Executive Officers participated in our non-qualified deferred compensation plan in 2010.

Executive Employment Agreements with our Named Executive Officers

        We have entered into employment agreements with our executive officers, which provide for an annual salary, an annual incentive bonus target, a long-term equity award (if the executive was a new hire or promoted to become an executive officer and in either case did not receive an equity award prior to signing the employment agreement) and participation in our employee benefit programs.

        Each agreement has a term of three years, will automatically renew for one-year periods so long as neither our company nor the executive officer provides 180 days' prior written notice of its intent to terminate. The term of the agreement will also be extended for an additional twelve months in the event of a change-in-control of our company or a potential change-in-control of our company occurring within twelve months prior to the end of the then-current term. The agreements also provide that if the Named Executive Officer's employment with us is terminated by us without cause or by the Named Executive Officer for good reason other than within twelve months after a change-in-control of our company, the Named Executive Officer will be entitled to receive, along with other payments set forth in the agreements, 12 months base salary, a bonus equal to the Named Executive Officer's target bonus and reimbursement of COBRA premiums for twelve months. In addition, any time-based vesting awards held by the Named Executive Officer will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the twelve-month period following the date of termination. The Named Executive Officer will also be entitled to exercise any options for twelve months after the termination of his or her employment.

        If the Named Executive Officer's employment is terminated by us without cause or by the Named Executive Officer for good reason within twelve months after a change-in-control of our company or during a potential change-in-control period, the Named Executive Officer will be entitled to receive, along with certain other payments set forth in the agreement:

  •
  the greater of the Named Executive Officer's highest annual incentive bonus for the prior two years or 100% of his or her base salary prorated through the date of termination; and

  •
  an amount equal to 1.5 times the sum of his or her base salary plus the greater of the Named Executive Officer's highest annual incentive bonus for the prior two years or 100% of his or her base salary.

        In the case of a termination after a change-in-control of our company, the foregoing amounts will be made in a lump-sum payment and in the case of a termination during a potential change-in-control, they will be paid over the 18-month period commencing on the termination date. In addition, all outstanding options and restricted stock awards held by the Named Executive Officer will vest in full and the Named Executive Officer will be entitled to exercise any options for 18 months after the termination of his or her employment. The Named Executive Officer will be entitled to reimbursement of COBRA premiums for 18 months. Messrs. Greenfield and Sexton, and Ms. Arnold will also be entitled to tax gross-up payments if he or she is subject to excise taxes in the event of a change-in-control of our company. We provide for these payments because they allow each Named Executive Officer to recognize the full intended economic benefit of the change-in-control compensation that we have determined is appropriate, and eliminate unintended disparities between Named Executive Officers that the excise tax can arbitrarily impose, owing to the particular structure of this tax provision.

        In the event of his or her death or disability, the Named Executive Officer will be entitled to twelve months' base salary and any time-based vesting awards held by the Named Executive Officer will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the twelve-month period following the date of termination.

        In order to be eligible to receive any of the above payments and benefits, the Named Executive Officer (or his or her representative) must execute a general release of claims against our company, excluding any claims relating to our company's obligations under the executive employment agreement.

        For a summary of these benefits, see the sections below entitled Potential Payments Upon Termination Other Than Following a Change-in-Control, Potential Payments Upon Termination Following a Change-in-Control and Potential Payments Upon Termination Due to Death or Disability.

        Section 409A of the Internal Revenue Code prohibits certain severance payments to be made to executive officers during the six-month period following termination of employment because these payments are considered deferred compensation under the definition of the Internal Revenue Code. To the extent required under Section 409A of the Internal Revenue Code, we will hold the amounts and pay them in a lump sum without interest after the expiration of this six-month period.

        These agreements also contain non-competition and non-solicitation provisions that will restrict the Named Executive Officer from engaging in activities competitive with our business or soliciting persons that were employed by or engaged with our company for a period of twelve months in connection with a termination, other than in connection with a change-in-control of our company, and 18 months in connection with a termination within 12 months following a change-in-control of our company.

        For the purposes of these employment agreements, "cause" generally includes:

  •
  material failure to perform assigned duties and responsibilities;

  •
  a breach of the employment agreement or any other material written agreement;

  •
  material violation of a material company policy;

  •
  fraud, embezzlement or other material dishonesty relating to the company;

  •
  conviction of a crime constituting a felony or involving fraud, dishonesty or moral turpitude; and

  •
  failing or refusing to cooperate in an internal or external investigation in which the company has a material interest.

Mr. Greenberg and Ms. Parisi's employment agreements additionally provide that the Named Executive Officer's gross negligence and willful misconduct each constitute "cause."

        With the exception of Mr. Greenfield, for the purposes of these employment agreements, "good reason" generally includes:

  •
  material breach of the executive employment agreement by the company;

  •
  a material diminution in the Named Executive Officer's authority, duties or responsibilities;

  •
  a material change in the Named Executive Officer's office location; and

  •
  a material diminution in the Named Executive Officer's base salary other than an across-the-board proportionate reduction in the salaries of all senior executives.

For the purposes of Mr. Greenfield's employment agreement, "good reason" includes the first three bullets above, as well as: (i) the removal or failure to reappoint Mr. Greenfield to the position of Chairman of the Board at any time during the term of his agreement; (ii) a requirement that Mr. Greenfield report to anyone other than our board of directors; and (iii) in connection with a change-in-control of our company, Mr. Greenfield is not appointed as chairman and chief executive officer of the surviving company.

        For the purposes of the executive employment agreements, a change-in-control of our company is deemed to have occurred when: (i) any "person," as defined in the Exchange Act of 1934, acquires 30% or more of our voting securities; (ii) a majority of our directors are replaced in certain circumstances; or (iii) stockholders approve certain mergers, or a liquidation or sale of our assets; and the event that occurs is a "change in the ownership or effective control of a corporation" or a "change in the ownership of a substantial portion of the assets of a corporation," as defined in Treasury Regulation §1.409A-3(i)(5).

Potential Payments Upon Termination Other Than Following a Change-in-Control

        The following table sets forth the estimated benefits that each of our Named Executive Officers would be entitled to receive upon termination of his or her employment with our company (other than a termination following a change-in-control of our company) if our company terminates the Named Executive Officer's employment without cause or the Named Executive Officer terminates his or her employment for good reason, as provided for in his or her executive employment agreement. These disclosed amounts assume that the Named Executive Officers' employment terminated on December 31, 2010. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers, which amounts would only be known at the time that they become eligible for payment following their termination. In order for a Named Executive Officer to be eligible to receive any of the below payments and benefits, he or she must execute a general release of claims against our company, excluding any claims relating to our company's obligations under his or her change-in-control agreement.

Estimated Current Value of Severance Benefits
(Other than for Death or Disability)

Name	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(3)	Other(4)	Total
Gary G. Greenfield	$2,808,000	$227,719	$436,250	$44,012	$3,515,981
Ken Sexton	$ 800,000	$113,861	$218,125	$44,012	$1,175,998
Kirk E. Arnold	$1,260,000	$177,800	$209,051	$49,055	$1,695,906
Ronald S. Greenberg	$ 365,625	$ 52,595	$ 43,625	$30,000	$ 491,845
Paige Parisi	$ 536,000	$ 64,694	$ 36,854	$37,049	$ 674,597

(1)
Except for Mr. Greenfield, this amount reflects the sum of each Named Executive Officer's (i) annual base salary in effect on the date of termination and (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor (assuming the plan payout factor is 100%) and prorated for the number of months that the executive officer was actually employed by our company. For Mr. Greenfield, this amount represents the sum of (i) his annual base salary in effect on the date of termination and (ii) two cash incentive compensation payments for the year of termination, in each case assuming the plan payout factor is 100%, as follows: (a) 100% target annual cash incentive compensation and (b) target annual cash incentive compensation prorated for the number of days Mr. Greenfield was employed by our company.

(2)
Our Named Executive Officers were entitled to one-year acceleration of vesting with respect to time-based options that they held on their assumed termination date, December 31, 2010. The amount equals the number of shares underlying time-based options that would have vested during the period beginning January 1, 2011 and ending December 31, 2011 multiplied by the difference between $17.46, the closing price of our common stock on NASDAQ on December 31, 2010, and the exercise price of such options.

(3)
This amount equals the number of shares of restricted stock units that would have vested during the period beginning January 1, 2011 and ending December 31, 2011 multiplied by $17.46, the closing price of our common stock on NASDAQ on December 31, 2010.

(4)
Our Named Executive Officers were entitled to one-year acceleration of vesting with respect to time-based restricted stock and restricted stock units that they held on their assumed termination date, December 31, 2010. Includes (i) $30,000 for outplacement services for Mses. Arnold and Parisi, and Messrs. Greenfield, Sexton and Greenberg and (ii) twelve months of medical benefits continuation for each Named Executive Officer as follows: Mr. Greenfield: $14,012, Mr. Sexton: $14,012, Ms. Arnold: $19,055 and Ms. Parisi: $7,049. Mr. Greenberg joined our company in September 2010 and did not elect medical coverage for 2010.

Potential Payments Upon Termination Following a Change-in-Control

        The following table sets forth the estimated benefits that each of our Named Executive Officers would be entitled to receive if his or her employment were terminated by us without cause or if he or she terminates his or her employment with us for good reason within twelve months after a change-in-control of our company, as provided for in his or her executive employment agreement. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a change-in-control of our company were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the change-in-control of our company occurred on December 31, 2010 and the Named Executive Officer's employment was immediately terminated. In order for a Named Executive Officer to be eligible to receive any of the below payments and benefits, he or she must execute a general release of claims against our company, excluding any claims relating to our company's obligations under his or her change-in-control agreement.

Estimated Current Value of Change-in-Control Benefits

Name	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(3)	Estimated Tax Gross-Up(4)	Other(5)	Total
Gary G. Greenfield	$3,744,000	$520,500	$1,745,000	$2,157,185	$51,018	$8,217,703
Ken Sexton	$1,600,000	$260,250	$ 708,906	$ 878,604	$51,018	$3,498,778
Kirk E. Arnold	$2,520,000	$730,317	$1,206,964	$1,800,352	$58,583	$6,316,216
Ronald S. Greenberg	$1,300,000	$459,000	$ 305,375	—	$30,000	$2,094,375
Paige Parisi	$1,340,000	$300,388	$ 396,324	—	$40,574	$2,077,286

(1)
This amount represents (i) the greater of the Named Executive Officer's (a) base salary on the date of termination or (b) highest annual bonus earned during the prior two years of employment plus (ii) 1.5 times the sum of (a) the Named Executive Officer's base salary on the date of termination and (b) the greater of (x) the Named Executive Officer's highest annual bonus earned during the prior two years of employment or (y) the Named Executive Officer's base salary on the date of termination.

(2)
This amount equals the total number of shares underlying options held by the Named Executive Officer on December 31, 2010 that would have vested in full on December 31, 2010, the assumed date of termination following a change-in-control of our company, multiplied by the difference between $17.46, the closing price of our common stock on NASDAQ on December 31, 2010, and the exercise price of such options.

(3)
This amount equals the total number of shares of restricted stock and restricted stock units held by the Named Executive Officer on December 31, 2010 that would have vested in full on December 31, 2010, the assumed date of termination following a change-in-control of our company, multiplied by $17.46, the closing price of our common stock on NASDAQ on December 31, 2010.

(4)
Messrs. Greenfield and Sexton and Ms. Arnold are entitled to certain gross-up payments for certain taxes in the event that any payments made in connection with a change-in-control of our company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

(5)
Includes (i) $30,000 for outplacement services for each Named Executive Officer, and (ii) 18 months of medical benefits continuation for each Named Executive Officer as follows: Mr. Greenfield: $21,018, Mr. Sexton: $21,018, Ms. Arnold: $28,583 and Ms. Parisi: $10,574. Mr. Greenberg joined our company in September 2010 and did not elect medical coverage for 2010.

Potential Payments Upon Termination Due to Death or Disability

        Upon termination of employment due to death or disability, each Named Executive Officer or his or her estate would be entitled to receive an amount equal to his or her annual base salary in effect on the date of death or disability and an additional twelve months of vesting on all time-based unvested options, restricted stock and restricted stock units. Upon death or disability, each of the following Named Executive Officers or his or her estate would be entitled to receive the following amounts: Mr. Greenfield: $1,599,969, Mr. Sexton: $731,986, Ms. Arnold: $1,016,851, Mr. Greenberg: $ 421,220, and Ms. Parisi: $436,548. These amounts represent the following for each of the Named Executive Officers: (i) his or her annual base salary in effect on the date of death or disability (Mr. Greenfield: $936,000, Mr. Sexton: $400,000, Ms. Arnold: $630,000, Mr. Greenberg: $325,000, and Ms. Parisi: $335,000) plus (ii) the aggregate amount set forth in the second and third columns of the table above entitled Estimated Current Value of Severance Benefits, found in the section above entitled Potential Payments Upon Termination Other Than Following a Change-in-Control representing the value to the Named Executive Officer of twelve months of acceleration of time-based unvested options, restricted stock and restricted stock units.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information with respect to stock options and other equity awards under our equity compensation plans as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders(3)	4,409,594	$17.31	4,960,793(4)
Equity Compensation Plans Not Approved by Security Holders(5)	1,405,568	$26.54	—

Total	5,815,162	$19.74	4,960,793

(1)
Includes only stock options and restricted stock units outstanding under our equity compensation plans, since no warrants or other rights were outstanding as of December 31, 2010.

(2)
The weighted average exercise price of outstanding options does not take into account restricted stock units, which have a de minimis purchase price.

(3)
Includes our 1993 Director Stock Option Plan, as amended; 1994 Stock Option Plan, as amended; Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended; 1997 Stock Incentive Plan, as amended; and Amended and Restated 2005 Stock Incentive Plan.

(4)
Includes 20,766 shares issued in connection with the offering period that ended on January 31, 2011 under our Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended.

(5)
Includes our 1997 Stock Option Plan; 1998 Stock Option Plan; Amended and Restated 1999 Stock Option Plan; 2002 Midiman Inc. Stock Option/Stock Issuance Plan; Sibelius Software Limited Enterprise Management Incentive Scheme; Nonstatutory Stock Option Agreement dated December 19, 2007 entered into with Mr. Greenfield; Nonstatutory Stock Option Agreement dated January 28, 2008 entered into with Mr. Sexton; and Restricted Stock Unit Agreement dated January 28, 2008 entered into with Mr. Sexton.

        The following are summaries of our equity compensation plans that have not been approved by our stockholders:

        1997 Stock Option Plan.    Our 1997 Stock Option Plan was adopted by our board of directors in December 1997 and provides for the grant of non-statutory stock options for up to 1,000,000 shares of common stock. As of December 31, 2010, there were 16,479 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No shares are available for future issuance under the plan.

        1998 Stock Option Plan.    Our 1998 Stock Option Plan was adopted by our board of directors in December 1998 and provides for the grant of non-statutory stock options for up to 1,500,000 shares of common stock. As of December 31, 2010, there were 47,380 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.

        Amended and Restated 1999 Stock Option Plan.    Our Amended and Restated 1999 Stock Option Plan was adopted by our board of directors in November 1999 and provides for the grant of non-statutory stock options for up to 4,750,000 shares of common stock, of which up to 500,000 shares may be issued as restricted stock. As of December 31, 2010, there were 317,386 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.

        2002 Midiman, Inc. Stock Option/Stock Issuance Plan.    We assumed our 2002 Midiman, Inc. Stock Option/Stock Issuance Plan in August 2004 in connection with our acquisition of Midiman, Inc. (d/b/a M-Audio). The plan provides for the grant of incentive stock options, non-statutory stock options and restricted stock for up to 864,113 shares of common stock. As of December 31, 2010, there were 21,787 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.

        Sibelius Software Limited Enterprise Management Incentive Scheme.    We assumed our Sibelius Software Limited Enterprise Management Incentive Scheme in July 2006 in connection with our acquisition of Sibelius Software Limited, or Sibelius. The plan provides for the grant of Qualifying Options under the United Kingdom Finance Act 2000 for up to 24,772 shares of common stock. As of December 31, 2010, there were 1,857 shares reserved for issuance upon exercise of outstanding options. No additional shares will be issued under the plan.

        Nonstatutory Stock Option Agreement dated December 19, 2007 with Mr. Greenfield.    The Nonstatutory Stock Option Agreement was approved by our board of directors and entered into with Mr. Greenfield on December 19, 2007 as an inducement award pursuant to an exemption from NASDAQ's stockholder approval requirements. The agreement grants Mr. Greenfield an option to purchase 725,000 shares of common stock. As of December 31, 2010, there were 725,000 shares reserved for issuance upon exercise of the option.

        Nonstatutory Stock Option Agreement dated January 28, 2008 with Mr. Sexton.    The Nonstatutory Stock Option Agreement was approved by our board of directors and entered into with Mr. Sexton on January 28, 2008 as an inducement award pursuant to an exemption from NASDAQ's stockholder approval requirements. The agreement grants Mr. Sexton an option to purchase 260,000 shares of common stock. As of December 31, 2010, there were 260,000 shares reserved for issuance upon exercise of the option.

        Restricted Stock Unit Award Agreement dated January 28, 2008 with Mr. Sexton.    The Restricted Stock Unit Award Agreement was approved by our board of directors and entered into with Mr. Sexton on January 28, 2008 as an inducement award pursuant to an exemption from NASDAQ's stockholder approval requirements. The agreement grants Mr. Sexton 50,000 restricted stock units. As of December 31, 2010, there were 15,625 shares reserved for issuance upon vesting of the restricted stock units.

Description of Terms of Plans Not Approved by Stockholders

        The 1997, 1998 and 1999 plans, and the 2002 Midiman plan contain provisions addressing the consequences of a change-in-control of our company. If our company undergoes a change-in-control, we must provide that all outstanding options are either assumed or substituted for by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not assume or substitute for the outstanding options, then our board of directors must either cash out or accelerate the options to make them fully exercisable prior to the change-in-control.

        Under the Sibelius Software Limited Enterprise Management Incentive Scheme, if our company undergoes a change-in-control, outstanding options thereunder must be exercised within 40 days of the change-in-control.

        In the first quarter of 2010, the compensation committee modified the vesting terms of the performance-based options tied solely to our stock price that were granted to Messrs. Greenfield and Sexton. Please see a summary of these modifications in the section of our Compensation Discussion and Analysis entitled Long-Term Equity Incentive Compensation. Mr. Greenfield's Nonstatutory Stock Option Agreement, as amended, provides that the 725,000 shares subject to the option have an exercise price of $25.42 per share and will vest as follows: 100,000 shares will vest in equal 6.25% installments every three months beginning on March 19, 2008 and 625,000 shares will vest pursuant to a performance-based schedule tied to our stock price and annual return on equity. Mr. Sexton's Nonstatutory Stock Option Agreement, as amended, provides that the 260,000 shares subject to the option have an exercise price of $26.15 per share and will vest as follows: 50,000 shares will vest in equal 6.25% installments every three months beginning on April 28, 2008 and 210,000 shares will vest pursuant to a performance-based schedule tied to both our stock price and our annual return on equity. Mr. Sexton's Restricted Stock Unit Award Agreement provides that the 50,000 restricted stock units will vest in equal 6.25% installments every three months beginning on April 28, 2008. In the event of any stock split or other similar change in capitalization or event, our board of directors may adjust, as it determines appropriate, the number and class of securities subject to Mr. Greenfield's and Mr. Sexton's awards. In connection with a reorganization event, our board of directors may take any one or more of the following actions with respect to the awards:

  •
  provide that the awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation;

  •
  provide that the unexercised portion of any option will terminate immediately prior to the consummation of the reorganization event unless exercised by Mr. Greenfield or Mr. Sexton, as applicable, within a specified period;

  •
  provide that the awards will become exercisable, realizable or deliverable, or restrictions applicable to the awards will lapse, in whole or in part prior to or upon the reorganization event;

  •
  in the event of a reorganization event under the terms of which stockholders will receive upon consummation of that event a cash payment, which we refer to as the acquisition price, for each share surrendered, make or provide for a cash payment to Mr. Greenfield or Mr. Sexton, as applicable, equal to the acquisition price times the number of shares of common stock subject to the awards minus, if applicable, the aggregate exercise price of the awards, in exchange for the termination of the awards;

  •
  provide that, in connection with the liquidation or dissolution of our company, the awards will convert into the right to receive liquidation proceeds, if applicable, net of the aggregate exercise price; or

  •
  any combination of the foregoing.

ACCOUNTING MATTERS

Independent Registered Public Accounting Firm Fees

        The following table summarizes the aggregate fees and related expenses paid by us to Ernst & Young LLP, our independent registered public accounting firm, for professional services rendered for the fiscal years ended December 31, 2010 and 2009:

	2010	2009
	(in thousands)
Audit Fees	$3,425	$3,496
Audit-Related Fees	—	—
Tax Fees	$ 191	$ 103
All Other Fees	—	—

Total	$3,616	$3,599

        Audit Fees.    The audit fees listed for 2010 and 2009 were for professional services rendered in connection with the audits of the consolidated financial statements included in our Annual Report on Form 10-K for each year, audits of our internal control over financial reporting as of each year-end, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory and subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC. All of these services were approved by our audit committee.

        Tax Fees.    The tax fees listed for 2010 and 2009 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, a U.S. research tax credit study, legal entity restructuring, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice. All of these services were approved by our audit committee.

Pre-Approval Policy and Procedures

        Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by Ernst & Young LLP. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.

AUDIT COMMITTEE REPORT

        The audit committee assists the company's board of directors in its oversight of the company's financial reporting process. The audit committee's responsibilities are more fully described in its charter, which can be accessed from the corporate governance page in the investor relations section of the company's website at www.avid.com.

        The audit committee has reviewed the company's audited consolidated financial statements for the fiscal year ended December 31, 2010 and has discussed these consolidated financial statements with management. The company's management is responsible for internal controls and the financial reporting process. The company's internal auditor is responsible for providing independent, objective reports to the audit committee on whether the company's internal control processes, business risk-management approach and governance processes are operating as intended. The company's independent registered public accounting firm is responsible for performing an independent audit of (i) the company's consolidated financial statements and (ii) the company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and for issuing a report thereon.

        The audit committee reviewed and discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal year ended December 31, 2010 and the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the committee has discussed with the independent registered public accounting firm its independence from the company.

        Based on its discussions with the company's management and the independent registered public accounting firm, as well as its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2010.

AUDIT COMMITTEE
George H. Billings, Chair Elizabeth M. Daley David B. Mullen

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal Summary

        Our board of directors is divided into three classes, designated as Class I, Class II and Class III Directors, with one class elected each year. Members of each class hold office for a three-year term. Our board of directors currently consists of nine members, three of whom are Class I Directors, three of whom are Class II Directors and three of whom are Class III Directors. Each of our Class III Directors, Elizabeth

M. Daley, Youngme E. Moon and David B. Mullen, has been nominated by our board of directors for re-election at our annual meeting this year for terms expiring at our 2014 annual meeting.

        Each nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors.

Board Recommendation

        Our board of directors recommends that our stockholders vote FOR the election of Dr. Daley, Dr. Moon and Mr. Mullen.

 PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Summary

        Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since March 2006. We are asking stockholders to ratify our audit committee's selection. Although stockholder ratification of the selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider the selection of Ernst & Young LLP for the ensuing fiscal year. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company's and our stockholders' best interests.

        Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our stockholders.

Board Recommendation

        Our board of directors recommends that our stockholders vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

 PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Summary

        We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, our executive compensation as disclosed in this proxy statement in accordance with the SEC's rules. This proposal, which is commonly referred to as "say-on-pay," is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal 4.

        The goal of our executive compensation program is to attract, motivate and retain individuals who have the talent, experience, drive and leadership skills necessary to successfully achieve our goals of sustainable profitable growth and the creation of long-term value for our stockholders. We design our compensation programs to pay our executive officers for performance, both by the company and the individual. We weight total potential compensation more heavily toward incentive compensation, specifically annual performance-based cash bonuses and long-term equity compensation. We link a majority of long-term incentive equity compensation to financial performance and stock price measures, and this equity will not vest unless we achieve strong financial performance or our stock price increases significantly. We do not offer guaranteed bonuses and we provide very few executive fringe benefits.

        The "Executive Compensation" section of this proxy statement beginning on page 20, including "Compensation Discussion and Analysis," describes in detail our executive compensation program and the decisions made by the compensation committee with respect to the year ended December 31, 2010. This past year marked a turning point for our company. As the result of actions taken in 2008 and 2009 to improve our operational efficiency across the entire company, better address our customers' needs and refocus our investments in products and solutions where our innovation adds sustainable value, we gained momentum in our core business and it continued to build during 2010.

        Some of the significant milestones that we achieved in 2010 were as follows:

  •
  2010 revenues increased 7.9% from the prior year, and fourth quarter 2010 revenues increased 11.8% compared to the fourth quarter of 2009, our highest level of year-over-year quarterly growth since the third quarter of 2006;

  •
  we returned to profitability for the full year on a non-GAAP basis, reporting non-GAAP net income of $9.2 million; our GAAP net loss was $37 million for 2010, a $31.4 million improvement from 2009 (non-GAAP net income excludes amortization of intangible assets, stock-based compensation, restructuring and other charges, gains on asset sales, acquisition-related costs and related tax adjustments, collectively totaling $46.2 million); and

  •
  our stock price increased 37% during the year from a close of $12.76 on December 31, 2009 to a close of $17.46 on December 31, 2010.

        As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In 2010, our executive compensation reflected the design of this program combined with our improved overall financial performance and our progress against non-financial goals during the year. For example, under our annual executive bonus plan, we paid bonuses for the first time in three years. Our board of directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive the transformation of our business. At the same time, we believe our program does not encourage excessive risk-taking by management.

        Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

  RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, be, and hereby is, approved.

        As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 4 overrules any decision by our company or board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of our company or board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for our company or board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.

Board Recommendation

        Our board of directors recommends that our stockholders vote to approve our executive compensation by voting FOR Proposal 3.

 PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF
FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

        In this Proposal 4, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two or three years, or may abstain from casting a vote.

        After careful consideration, our board of directors believes that the executive compensation advisory vote for our company should be held every three years in light of our goal to tie executive compensation to the long-term performance of our company. For example, 56% of outstanding equity awards to executive officers is contingent upon the satisfaction of multi-year performance or stock price improvement. Holding a "say on pay" vote more frequently than every three years would not permit our stockholders to fully assess the effectiveness of our pay programs in incentivizing executives to perform with the long-term interests of our stockholders in mind. In addition, a vote every three years gives our board of directors more time to engage in dialogue with stockholders and respond in meaningful ways. Therefore our board of directors recommends that you vote for a frequency of every THREE YEARS for future executive compensation advisory votes.

        Independent of the timing of the executive compensation advisory vote, we encourage stockholders to contact our board of directors at any time to provide feedback about corporate governance and executive compensation matters. As stated above, a triennial vote provides our board of directors the time necessary to engage with stockholders to better understand their views about executive compensation and respond more effectively to their concerns.

        While our board of directors intends to carefully consider the stockholder vote resulting from this proposal, the final vote is advisory in nature and will not be binding on us. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.

Board Recommendation

        The board of directors believes that holding the executive compensation advisory vote every three years is in the best interests of our company and our stockholders and recommends that our stockholders vote for a frequency of every THREE YEARS.

 COMMUNICATING WITH OUR BOARD OF DIRECTORS

        Our board of directors will give appropriate attention to written communications that are submitted by our stockholders, and will respond if and as appropriate. Our Chairman and our independent Lead Director, with the assistance of our General Counsel, are primarily responsible for communications with stockholders and for providing copies or summaries of those communications to our other directors. Stockholders who wish to send communications to our board of directors should address those communications to the Board of Directors, Avid, c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.

                        By Order of our Board of Directors,

                        Paige Parisi
                         Corporate Secretary

                        Burlington, Massachusetts
                        April 21, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date AVID TECHNOLOGY, INC. M32637-P07368 AVID TECHNOLOGY, INC. 75 NETWORK DRIVE BURLINGTON, MA 01803 Please indicate if you plan to attend this meeting. 1c. David B. Mullen 4. To approve an advisory vote on the frequency of future executive compensation advisory votes. 2. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year. 3. To approve an advisory vote on the compensation of our named executive officers. The Board of Directors recommends you vote for three years on the following proposal: Yes No NOTE: If any other matters properly come before the meeting, the persons named by Avid as proxies herein will vote in their discretion. 1a. Elizabeth M. Daley 1. To elect all of the nominees listed below as Class III Directors to serve for three-year terms. Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., local time, on June 9, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Avid Technology, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you attend Avid Technology, Inc.'s 2011 Annual Meeting of Stockholders, you may vote in person. You will need to request a ballot at the annual meeting. If you are a beneficial owner, in order to vote in person at the annual meeting, you must obtain a legal proxy from the stockholder of record that authorizes you to do so. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Avid Technology, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. The Board of Directors recommends you vote FOR the following proposals: 0 0 0 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Please date the proxy card. For Against Abstain 1b. Youngme E. Moon 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 For address changes and/or comments, please check this box and write them on the back where indicated. 0 1 Year 2 Years 3 Years Abstain For Against Abstain

AVID TECHNOLOGY, INC. 2011 Annual Meeting of Stockholders June 10, 2011 This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Gary G. Greenfield, Paige Parisi and Ken Sexton, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock that the undersigned would be entitled to vote, if personally present, at the 2011 Annual Meeting of Stockholders of Avid Technology, Inc. to be held at 75 Network Drive, Burlington, Massachusetts 01803, on Friday, June 10, 2011, at 8:00 a.m., local time, and at any adjournments or postponements of the annual meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR THREE YEARS IN PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M32638-P07368 Continued and to be marked, dated and signed on the reverse side. Address changes/comments: _____________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.)